UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A (Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

priceline.com Incorporated
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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priceline.com®

April 26, 2007

Dear Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of priceline.com Incorporated (the “Company”) to be held at 2:00 p.m. on Wednesday, June 6, 2007 at the DoubleTree Hotel, 789 Connecticut Avenue, Norwalk, Connecticut 06854.

At the Annual Meeting, stockholders will be asked to (i) elect seven Directors; and (ii) ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.  The accompanying Notice of 2007 Annual Meeting of Stockholders and Proxy Statement describe the matters to be presented at the Annual Meeting.

The Board of Directors unanimously recommends that stockholders vote in favor of the election of the nominated Directors and to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

Whether or not you plan to attend the Annual Meeting, please mark, sign, date and return your proxy card in the enclosed envelope as soon as possible.  Your stock will be voted in accordance with the instructions you have given in your proxy card.  You may attend the Annual Meeting and vote in person even if you have previously returned your proxy card.  All stockholders who attend the meeting will be required to present valid picture identification, such as a driver’s license or a passport.  We hope you are able to join us on June 6.

Sincerely,

/s/ RALPH M. BAHNA

Ralph M. Bahna
Chairman of the Board

IMPORTANT

A proxy card is enclosed.  We urge you to complete and mail the card promptly in the enclosed envelope, which requires no postage if mailed in the United States.  Any stockholder attending the Annual Meeting may personally vote on all matters that are considered, in which event the signed and mailed proxy will be revoked.

IT IS IMPORTANT THAT YOU VOTE YOUR STOCK

priceline.com Incorporated

800 Connecticut Avenue

Norwalk, Connecticut 06854

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, JUNE 6, 2007

To the Stockholders of priceline.com Incorporated:

We hereby notify you that the Annual Meeting of Stockholders of priceline.com Incorporated (the “Company”) will be held on Wednesday, June 6, 2007 at 2:00 p.m. local time at the DoubleTree Hotel, 789 Connecticut Avenue, Norwalk, Connecticut 06854 for the following purposes:

•                  To elect seven Directors to hold office until the next annual meeting of stockholders or until their respective successors are elected and qualified.

•                  To ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm of the Company for our fiscal year ending December 31, 2007.

•                  To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

These business items are more fully described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on April 20, 2007 as the record date for identifying those stockholders entitled to notice of, and to vote at, this Annual Meeting and at any adjournment or postponement of this meeting.

By Order of the Board of Directors

/s/ Peter J. Millones

Peter J. Millones
Executive Vice President, General Counsel
and Corporate Secretary

Norwalk, Connecticut

April 26, 2007

All Stockholders are cordially invited to attend the meeting in person.  Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible to ensure your representation at the meeting.  A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose.  Even if you have given your proxy, you may still vote in person if you attend the meeting.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

PRICELINE.COM INCORPORATED

Proxy Statement

TABLE OF CONTENTS

PROXY STATEMENT
General	1
Solicitation	1
Voting Rights and Outstanding Shares; Approval	1
Revocability of Proxies	1
Stockholder Proposals	2

PROPOSAL 1: ELECTION OF DIRECTORS	2

CORPORATE GOVERNANCE AND BOARD MATTERS	5
The Board of Directors	5
Corporate Governance	5
Committees of the Board of Directors	7

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	9
Section 16(a) Beneficial Ownership Reporting Compliance	11

COMPENSATION DISCUSSION AND ANALYSIS	11
Executive Compensation Program Philosophy and Objectives	11
The Committee’s Processes	12
Components of Executive Compensation in 2006	14
Other Matters	19
Compensation Committee Report	20

COMPENSATION OF EXECUTIVE OFFICERS	21
Summary Compensation Table	21
Grants of Plan-Based Awards Table	22
Outstanding Equity Awards at 2006 Year-End Table	24
Option Exercises and Stock Vested Table	25

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND
CHANGE-OF-CONTROL ARRANGEMENTS	25

POTENTIAL PAYMENTS UPON A CHANGE OF CONTROL AND/OR TERMINATION	29

2006 NON-EMPLOYEE DIRECTOR COMPENSATION AND BENEFITS	33

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	35

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	36

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC	38
ACCOUNTING FIRM

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	39

AUDITOR INDEPENDENCE	41

OTHER MATTERS	42

priceline.com Incorporated

800 Connecticut Avenue

Norwalk, Connecticut 06854

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, JUNE 6, 2007

General

The enclosed proxy is solicited on behalf of the Board of Directors of priceline.com Incorporated (“we,” “priceline.com” or the “Company”) for use at the Annual Meeting of Stockholders to be held on Wednesday, June 6, 2007, at 2:00 p.m. local time (the “Annual Meeting”), or at any adjournment or postponement of this meeting, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the DoubleTree Hotel, 789 Connecticut Avenue, Norwalk, Connecticut 06854.  We intend to mail this proxy statement and accompanying proxy card on or about May 4, 2007 to all stockholders entitled to vote at the Annual Meeting.

Solicitation

We will pay for the entire cost of proxy solicitations, including preparation, assembly, printing and mailing of proxy solicitation materials.  We will provide copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of priceline.com common stock beneficially owned by others to forward these materials to the beneficial owners of common stock.  We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials.  Directors, officers or other regular employees of ours may also solicit proxies by telephone, telegram or in-person.  We will not additionally compensate directors, officers or other regular employees for these services.

Voting Rights and Outstanding Shares; Approval

Only stockholders of record at the close of business on April 20, 2007 will be entitled to notice of and to vote at the Annual Meeting.  At the close of business on April 20, 2007, 37,883,978 shares of common stock were outstanding and entitled to vote.  Each holder of record of common stock on April 20, 2007 will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

The inspector of election appointed for the meeting will tabulate all votes and will separately tabulate affirmative and negative votes, abstentions and broker non-votes.  Stockholders who are present at the Annual Meeting in person or by proxy and who abstain and proxies relating to shares held in “street name” that are not voted (referred to as “broker non-votes”) will be treated as present for purposes of determining whether a quorum is present.  Abstentions will have the same effect as votes against the proposals and broker non-votes will not be counted for any purpose in determining whether the proposals have been approved.  A majority of the outstanding shares of common stock, present in person or represented by proxy, constitutes a quorum for the transaction of business at the Annual Meeting.

The nominees for election to the Board of Directors who receive the greatest number of votes cast for the election of Directors by the shares of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting shall be elected Directors.  Holders of common stock are not allowed to cumulate their votes in the election of Directors.  The affirmative vote of the holders of a majority of the shares present, in person or represented by proxy, and entitled to vote at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP. The Board of Directors recommends a vote FOR each of the Board of Director’s nominees and FOR ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm.

Revocability of Proxies

Any person giving a proxy in response to this solicitation has the power to revoke it at any time before it is voted.  Proxies may be revoked by any of the following actions:

•            filing a written notice of revocation with our Corporate Secretary at our principal executive office (800 Connecticut Avenue, Norwalk, Connecticut 06854);

•            filing with our Corporate Secretary at our principal executive office (800 Connecticut Avenue, Norwalk, Connecticut 06854) a properly executed proxy showing a later date; or

•            attending the meeting and voting in person (attendance at the meeting will not, by itself, revoke a proxy).  Please note that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

Stockholder Proposals

Stockholders who, in accordance with SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2008 Annual meeting must submit their proposals to our Secretary on or before January 4, 2008.

In order for proposals to be properly brought before the 2008 Annual Meeting in accordance with our By-laws (and not pursuant to SEC’s Rule 14a-8), a stockholder’s notice of the matter the stockholder wishes to present must be delivered to our Secretary not less than 60 nor more than 90 days prior to the first anniversary of the date of this year’s Annual Meeting.  As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our By-laws (and not pursuant to SEC’s Rule 14a-8) must be received no earlier than March 8, 2008 and no later than April 7, 2008.

Proposal 1

Election of Directors

In accordance with the Company’s Bylaws, the Board of Directors has fixed the number of Directors constituting the entire Board of Directors at seven.  The Board of Directors has proposed that the following seven nominees be elected at the Annual Meeting, each of whom will hold office until his or her successor has been elected and qualified: Jeffery H. Boyd, Ralph M. Bahna, Howard W. Barker, Jr., Jeffrey E. Epstein, James M. Guyette, Nancy B. Peretsman and Craig W. Rydin. Unless otherwise instructed, it is the intention of the persons named as proxies on the accompanying proxy card to vote shares represented by properly executed proxies for such nominees.  Although the Board of Directors anticipates that the seven nominees will be available to serve as Directors of the Company, if any of them should be unwilling or unable to serve, it is intended that the proxies will be voted for the election of such substitute nominee or nominees as may be designated by the Board of Directors.  If elected at the Annual Meeting, each of the nominees would serve until the 2008 annual meeting and until his or her successor is elected and has qualified, or until his or her earlier death, resignation or removal.  Each person nominated for election has agreed to serve if elected.  Management has no reason to believe that any nominee will be unable to serve.

The nominees for election to the Board of Directors who receive the greatest number of votes cast for the election of Directors by the shares of common stock present, in person or by proxy, shall be elected Directors.  Holders of common stock are not allowed to cumulate their votes in the election of Directors.  The Board of Directors recommends a vote FOR Proposal 1.

Set forth below is biographical information for each person nominated to serve as a Director of the Company.

Jeffery H. Boyd, age 50, has served as a Director of priceline.com since October 2001.  Mr. Boyd has been President of priceline.com since May 2001 and Chief Executive Officer since November 2002.  Mr. Boyd was President and Co-Chief Executive Officer from August 2002 to November 2002 and Chief Operating Officer from November 2000 to August 2002.  He previously served as Executive Vice President, General Counsel and Secretary of priceline.com from January 2000 to October 2000.  In 1995, Mr. Boyd joined Oxford Health Plans, Inc. as its Executive Vice President, General Counsel and Secretary, where he served in such capacities through December 1999.

Ralph M. Bahna, age 64, has served as a Director of priceline.com since July 1998 and Chairman of the Board of Directors since April 8, 2004.  Since 1992, Mr. Bahna has been the President of Masterworks Development Corp., a company he founded to develop an international group of hotels named Club QuartersTM.  Club Quarters are private, city-center facilities designed for the business travelers of cost conscious organizations.  Since 1993, Mr. Bahna has served as the Chairman of Club QuartersTM.  From 1980 to 1989, Mr. Bahna served as the Chief Executive Officer of Cunard Lines, Ltd., and the Cunard Group of Companies.  Prior to Cunard, Mr. Bahna was employed by Trans World Airlines, Inc., where he developed and launched its highly successful Ambassador Service.

Howard W. Barker, Jr., age 60, has served as a Director of priceline.com since January 2003.  Mr. Barker was a partner of the auditing firm KPMG LLP from July 1982 until September 2002, when he retired.  He is a member of the American Institute of Certified Public Accountants, the Connecticut Society of Certified Public Accountants and the Florida Institute of Certified Public Accountants.  He currently serves as a member of the Board of Directors of Medco Health Solutions, Inc. where he chairs the Audit Committee and is a member of the Compensation Committee.  He has also served as Treasurer and a member of the Board of Directors of Senior Services of Stamford and served as President and a member of the Board of Directors of the Volunteer Center of Lower Fairfield County, Connecticut from 1990 to 1996 and member of the Board of Directors of the Darien United Way and Person to Person from 1997 to 1999 and 1998 to 2000, respectively.

Jeffrey E. Epstein, age 50, has served as a Director of priceline.com since April 2003.  In March 2007, Mr. Epstein retired from ADVO, Inc., the largest direct mail media company in the U.S., where he had been Executive Vice President and Chief Financial Officer since June 2005.  Mr. Epstein was the Chairman of the Board, Acting President and Chief Executive Officer, or member of the Board of Directors of Revonet, Inc., a B2B marketing and database company from January 2004 through June 2005.  Mr. Epstein was the Senior Vice President and Chief Financial Officer of VNU’s Media Measurement and Information (MMI) Group, whose businesses include Nielsen Media Research, from March 2002 until December 2003.  From March 1998 to February 2002, Mr. Epstein held senior management positions with DoubleClick, including Chief Financial Officer.

James M. Guyette, age 62, has served as a Director of priceline.com since November 2003.  Mr. Guyette is currently Chairman, President and Chief Executive Officer of Rolls-Royce North America Inc., a world-leading supplier of power systems to the global aerospace, defense, marine and energy markets, a position he has held since 1997.  Prior to joining Rolls-Royce, Mr. Guyette was Executive Vice President — Marketing and Planning for United Airlines.  He held a number of other senior roles in his nearly 30 years with the carrier.  Mr. Guyette serves on the boards of Rolls-Royce plc, International Aero Engines and PrivateBancorp Inc.  He is a member of the Boards of Directors of the Wings Club, the Smithsonian Museum — Air and Space Museum Board, the U.S. Chamber of Commerce, the Flight Safety Foundation, St. Mary’s College — Moraga CA — Board of Regents, and is a member of the Board of Governors for the Aerospace Industries Association.

Nancy B. Peretsman, age 52, has served as a Director of priceline.com since February 1999.  Since June 1995, she has been a Managing Director of Allen & Company LLC, an investment bank.  Prior to joining Allen & Company, Ms. Peretsman had been an investment banker since 1983 at Salomon Brothers Inc., where she was a Managing Director from 1990 to 1995.  Ms. Peretsman serves on the Board of Directors for several private companies.  She is a member of the Board of Trustees of The New School.  Ms. Peretsman is a Trustee of the Institute of Advanced Study, and a member of the Board of Trustees of Princeton University.  She is also a National Board Member of Teach for America.

Craig W. Rydin, age 55, has served as a Director of priceline.com since January 2005.  Mr. Rydin has been Chairman of the Board of Directors of The Yankee Candle Company, Inc. since February 2003, and its Chief Executive Officer and a director of Yankee Candle since April 2001.  Prior to joining Yankee Candle, Mr. Rydin was the President of the Away From Home food services division of Campbell Soup Company, a position he held from 1998 to 2001. From 1996 to 1998, Mr. Rydin served as the President of the Godiva Chocolatiers division of Campbell. Prior to his position with Godiva, Mr. Rydin held a number of senior management positions at Pepperidge Farm, Inc., also a part of Campbell.

Set forth below is biographical information for executive officers of the Company (each an “executive officer”), other than executive officers who are nominated to serve as Directors of the Company and whose biographical information is set forth above.

Daniel Finnegan, age 45, has been the Company’s Senior Vice President, Controller and Chief Accounting Officer since October 2005.  Mr. Finnegan joined priceline.com in April 2004 as Vice President and Chief Compliance Officer.  Prior to joining priceline.com, Mr. Finnegan served as Chief Financial Officer for CS Technology, Inc., a consulting company, from October 2000 to April 2004 and as Chief Financial Officer for Coty US, Inc., a manufacturer of cosmetics and fragrances, from November 1996 to October 2000.

Brett Keller, age 39, has been Chief Marketing Officer of priceline.com since January 2002.  He previously served as Senior Vice President, Marketing of priceline.com and in other positions from February 1999 through December 2001.  From 1997 to 1999, Mr. Keller served as Director of Online Travel at Cendant.

Peter J. Millones, age 37, is Executive Vice President, General Counsel and Corporate Secretary of priceline.com.  Mr. Millones has been General Counsel and Corporate Secretary of priceline.com since January 2001.  He previously served as Vice President and Associate General Counsel of priceline.com from March 2000 to January 2001.  From September 1995 through March 2000, Mr. Millones was with the law firm of Latham & Watkins.

Robert J. Mylod Jr., age 40, has been the Chief Financial Officer of priceline.com since November 2000.  From May 2000 to October 2000, Mr. Mylod was acting Chief Financial Officer for WebHouse Club, Inc., a privately held e-commerce company and a licensee of priceline.com.  From January 1999 to May 2000, Mr. Mylod held several different positions within priceline.com’s finance department, including Senior Vice President, Finance.  Prior to joining priceline.com, Mr. Mylod was a Principal at Stonington Partners, a private equity investment firm that manages over $1 billion of institutional capital dedicated to venture capital investments and leveraged buyouts.  Mr. Mylod is on the board of directors of EverBank Financial Corp.

Stef Norden, age 38, is Chief Executive Officer of Priceline Europe.  Mr. Norden has been Chief Executive Officer of Bookings B.V., since July 2003.  From February 2002 to June 2003, Mr. Norden co-owned Bookingsportal B.V., which was an affiliate of Bookings. From 1998 to 2000, Mr. Norden served as a director of BBV, an integrated optics company of which he was a co-founder.  In 2000, BBV merged with Scotland-based Kymata and was subsequently acquired by Alcatel.

Ronald V. Rose, age 56, has been the Chief Information Officer of priceline.com since March 1999. From September 1995 to March 1999, Mr. Rose served in various capacities with Standard & Poor’s, a financial services company, including Chief Technology Officer of Retail Markets.  While at Standard & Poor’s, Mr. Rose led the development of many Internet initiatives within the Financial Information Services area and chaired the Internet Architecture Council.

Christopher L. Soder, age 47, has been President, North American Travel since February 2007.  Mr. Soder was Executive Vice President, Travel Services since March 2005 and had been Executive Vice President, Lodging and Vacation Products since July 2002.  From February 2000 to July 2002, Mr. Soder was President of priceline.com’s hotel service.  Before joining priceline.com, Mr. Soder was Western Region Vice President, Business Markets, for AT&T, where he was responsible for the company’s complete technology portfolio sales to over 20,000 business customers across a 10-state region.

Corporate Governance and Board Matters

The Board of Directors

The Board of Directors is elected by and accountable to the stockholders and is responsible for the strategic direction, oversight and control of priceline.com.  Regular meetings of the Board of Directors are generally held at least five times per year and special meetings are scheduled when necessary.  Five members of the Company’s Board of Directors, representing a majority of directors nominated for re-election, are “independent,” as determined by priceline.com’s Board of Directors, based on the NASDAQ Stock Market’s listing rules.  The independent directors conduct at least two regularly scheduled executive sessions each year.   The Board of Directors held twelve meetings in 2006.  With the exception of the representatives of Hutchison Whampoa Limited, Dominic Lai and Ian Wade, who resigned from the Board of Directors in late 2006, all directors attended at least 75% of the meetings of the Board of Directors and the Board committees of which they were members during 2006.  The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee and has adopted written charters for each of these committees.

Corporate Governance

Corporate Governance Principles.  The Company operates under corporate governance principles that are designed to maximize long-term stockholder value, align the interests of the Board of Directors and management with those of priceline.com’s stockholders and promote high ethical conduct among priceline.com’s directors and employees.  A copy of the Company’s Corporate Governance Principles is available on the Investor Relations section of the Company’s website (www.priceline.com) under the tab “Corporate Governance.”  The Board of Directors’ current corporate governance principles include the following:

•                  A majority of the Board of Directors will consist of directors who are neither officers nor employees of the Company or its subsidiaries (and have not been officers or employees within the previous three years), do not have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and who are otherwise “independent” under the rules of the Nasdaq Stock Market, Inc.

•                  At least annually, the Nominating and Corporate Governance Committee will review and concur on a succession plan, developed by management, addressing the policies and principles for selecting a successor to the Chief Executive Officer, both in an emergency situation and in the ordinary course of business.

•                  The Board of Directors and each committee have the power to hire independent legal, financial and other advisors as they may deem necessary, at priceline.com’s expense.

•                  The independent directors will have at least two regularly scheduled executive sessions each year, and more frequently as necessary or desirable, in conjunction with regularly scheduled meetings of the Board, at which only independent directors are present.

•                  The Compensation Committee meeting in executive session will evaluate the performance of the Chief Executive Officer and the Company against the Company’s goals and objectives and will determine, or recommend to the Board of Directors for determination, the compensation of the Chief Executive Officer.

•                  Continuing education of directors is encouraged and financed, as necessary, and will be reviewed by the Nominating and Corporate Governance Committee.

Director Independence.  The Nominating and Corporate Governance Committee recommended to the Board of Directors, and the Board of Directors determined that each of Ralph M. Bahna, Howard W. Barker, Jr., Jeffrey E. Epstein, James M. Guyette and Craig W. Rydin is “independent” within the meaning of the rules of the NASDAQ Stock Market, Inc. and, in the case of the Audit Committee members, the rules of the Securities and Exchange Commission as well.  In connection with the independence determination for Mr. Bahna, the Board of Directors considered the ordinary-course transactions involving the supply of hotel rooms to priceline.com customers by Club Quarters, an international group of hotels, which is owned by Masterworks Development Corporation, of which Mr. Bahna is a stakeholder and President.  The Board of Directors concluded that these transactions did not impair Mr. Bahna’s independence because, among other reasons, the amounts in question were considerably below the thresholds set forth in the NASDAQ Stock Market, Inc.’s independence standards.

Director Nominees.    The Nominating and Corporate Governance Committee identifies, evaluates and recommends director candidates to the Board of Directors.  In identifying and recommending nominees for positions on the Board of Directors, the Nominating and Corporate Governance Committee places primary emphasis on the criteria set forth under “Selection of Directors — Nominations and Appointments” in our Corporate Governance Principles, namely: (i) highest personal and professional ethics and integrity; (ii) relevant business, professional or managerial skills and experience (including team-building and communication skills) useful to the oversight of the Company’s business; (iii) demonstrated leadership skills through involvement in business, professional, charitable or civic affairs; (iv) current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business; (v) ability and willingness to commit adequate time to fulfilling Board and committee duties and responsibilities; (vi) ability and willingness to exercise independent judgment, ask probing questions and express tough opinions; (vii) the fit of the individual’s expertise, skills, knowledge, experience and personality with those of other directors and potential directors in building a Board of Directors that is effective, collegial and responsive to the needs of the Company; and (viii) diversity of viewpoints, backgrounds, experiences and other demographics.

The Nominating and Corporate Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the committee to recommend them to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of priceline.com and the composition of the Board of Directors. Members of the Nominating and Corporate Governance Committee discuss and evaluate possible candidates in detail, and suggest individuals to explore in more depth.  Outside consultants may also be employed to help in identifying candidates.  Once a candidate is identified whom the committee wants to seriously consider and move toward nomination, the Chairperson of the Nominating and Corporate Governance Committee, or his or her designee, enters into a discussion with that nominee. The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. The policy adopted by the Nominating and Corporate Governance Committee provides that nominees recommended by stockholders are given appropriate consideration in the same manner as other nominees. Stockholders who wish to submit nominees for director for consideration by the Nominating and Corporate Governance Committee for election at the company’s 2008 Annual Meeting of stockholders may do so by submitting in writing such nominees’ names, in compliance with the procedures and along with the other information required by our By-laws, to the Secretary of our Board of Directors, c/o Office of the General Counsel, priceline.com Incorporated, 800 Connecticut Avenue, Norwalk, Connecticut, no earlier than March 8, 2008 and no later than April 7, 2008.

Communications with the Board of Directors.  Stockholders may contact any of the Company’s directors, a committee of the Board of Directors, the Board of Directors’ non-employee directors as a group, or the Board of Directors as a whole by writing to them c/o Office of the General Counsel, priceline.com Incorporated, 800 Connecticut Avenue, Norwalk, Connecticut 06854.  Stockholders should indicate how many shares of priceline.com common stock they own as of the date of their communication.  Communications received in this manner will be handled in accordance with procedures developed and approved by a majority of the Company’s “independent” directors.

Attendance at Annual Meetings.  The Company expects directors to make every effort to attend the Company’s annual meeting of stockholders.  Six of the seven current members of the Company’s Board of Directors attended priceline.com’s 2006 annual meeting of stockholders.

Code of Ethics.  The Company has adopted a Code of Business Conduct and Ethics and requires all employees to adhere to the Code of Business Conduct and Ethics in discharging their work-related responsibilities.  A copy of the Company’s Code of Business Conduct and Ethics is available on the Investor Relations/Corporate Governance section of priceline.com’s Web site located at www.priceline.com.  There were no amendments to or waivers of the Code of Business Conduct and Ethics in 2006.

Rights Plan Policy.  The Company does not have a stockholder rights plan, sometimes refered to as a “poison pill.”

Committees of the Board of Directors

Audit Committee.  The Audit Committee of the Board of Directors consists of Howard W. Barker, Jr., Jeffrey E. Epstein and Craig W. Rydin.  Mr. Barker is Chairman of the Audit Committee.  Each member of the Audit Committee is an independent director as determined by priceline.com’s Board of Directors, based on the NASDAQ Stock Market’s listing rules.  Each member of the committee also satisfies the Securities and Exchange Commission’s additional independence requirements for members of audit committees.  In addition, the Company’s Board of Directors has determined that Mr. Barker is an “audit committee financial expert,” as defined by SEC rules.  The Audit Committee’s responsibilities include, among other things, reviewing priceline.com’s financial statements and accounting practices, overseeing the Company’s relationship with the independent registered public accounting firm, including making all decisions relating to appointing, determining funding for and overseeing the independent registered public accounting firm, and reviewing the results and scope of the audit and other services provided by priceline.com’s independent registered public accounting firm.  A copy of the Audit Committee’s Charter is available on the Investor Relations section of the Company’s website (www.priceline.com) under the tab “Corporate Governance.”  The Audit Committee met fourteen times in 2006.

Compensation Committee.  The Compensation Committee of the Board of Directors consists of Messrs. Jeffrey E. Epstein, Craig W. Rydin and James M. Guyette.  Mr. Epstein is Chairman of the Compensation Committee.  Each member of the Compensation Committee is an independent director as determined by priceline.com’s Board of Directors, based on the NASDAQ Stock Market’s listing rules.  The Compensation Committee’s responsibilities include, among other things, setting, or recommending to the Board of Directors for determination, the salary of the Company’s Chief Executive Officer, reviewing and approving the compensation of all other “executive officers” of the Company, administering priceline.com’s employee benefit plans and making recommendations to the Board of Directors with respect to the Company’s incentive compensation plans.  A copy of the Compensation Committee’s Charter is available on the Investor Relations section of the Company’s website (www.priceline.com) under the tab “Corporate Governance.”

The Compensation Committee meets as often as necessary to perform its duties and responsibilities.  The Compensation Committee met five times in 2006.  Mr. Epstein works with the Chief Executive Officer and General Counsel to establish meeting agendas.  The Compensation Committee typically meets with the Chief Executive Officer, Chief Financial Officer and General Counsel and with outside advisors.  The Compensation Committee also regularly meets in executive session without management following each meeting.

The Compensation Committee receives and reviews materials in advance of each meeting.  These materials include information that management believes will be helpful to the Compensation Committee as well as materials that the Compensation Committee has specifically requested.  Management plays a significant role in the compensation planning process.  The most significant aspects of management’s role are:

•                  Evaluating employee performance (other than the Chief Executive Officer’s);

•                  Helping to establish business performance targets and objectives (other than the Chief Executive Officer’s);

•                  Recommending salary levels, bonus targets/amounts and equity awards; and

•                  Helping to design the structure, terms and conditions of bonus plans and equity instruments.

The Compensation Committee has the authority to appoint and dismiss its advisors and compensation consultants and approve their compensation.  These advisors report directly to the Compensation Committee. The Compensation Committee has retained Mercer Human Resource Consulting Inc. (“Mercer”) as its independent compensation consultant.  While Mercer reported directly to the Compensation Committee, the Compensation Committee authorized Mercer to communicate and work with management during the compensation planning process.

Additional information on the committee’s processes and procedures for consideration of executive compensation are addressed in the Compensation Discussion and Analysis in this proxy statement.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee consists of Messrs. James M. Guyette, Howard W. Barker, Jr. and Ralph M. Bahna.  Mr. Guyette is Chairman of the Nominating and Corporate Governance Committee.  Each member of the Nominating and

Corporate Governance Committee is an independent director as determined by priceline.com’s Board of Directors, based on the NASDAQ Stock Market’s listing rules.  The Nominating and Corporate Governance Committee’s primary purposes are to:  (a) identify individuals believed to be qualified to become members of the Board of Directors, consistent with criteria approved by the Board of Directors, and to select, or recommend to the Board of Directors, the nominees to stand for election as directors at the annual meeting of stockholders; (b) identify members of the Board of Directors qualified to fill vacancies on any committee of the Board of Directors (including the Nominating and Corporate Governance Committee) and to recommend that the Board of Directors appoint the identified member or members to the respective committee; (c) assess whether candidates to join the Board of Directors would be “independent” under the rules of the NASDAQ Stock Market, Inc.; (d) establish procedures to receive prompt notification of changes in a director’s circumstances that may affect his or her qualifications or independence as a director and review such information and make recommendations as deemed appropriate; (e) develop and recommend to the Board of Directors a set of corporate governance principles applicable to the Company, and to review and consider the effectiveness of those principles at least once a year; (f) review, at least annually, priceline.com’s Code of Business Conduct and Ethics and, if appropriate, make recommendations to the Board of Directors of suggested modifications or changes; and (g) assist management in the preparation of the disclosure in priceline.com’s proxy statement regarding the operations of the Nominating and Corporate Governance Committee.

A copy of the Nominating and Corporate Governance Committee’s Charter is available on the Investor Relations section of the Company’s website (www.priceline.com) under the tab “Corporate Governance.”   The Nominating and Corporate Governance Committee met five times in 2006.  The Nominating and Corporate Governance Committee approved and recommended to the Board of Directors the seven director nominees currently standing for re-election at the Annual Meeting.

Security Ownership of

Certain Beneficial Owners and Management

The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company’s common stock as of March 31, 2007 by (1) each stockholder known by priceline.com to be the beneficial owner of more than 5% of the Company’s common stock; (2) each Director of priceline.com; (3) priceline.com’s Chief Executive Officer, Chief Financial Officer and each of its other three most highly compensated executive officers; and (4) all executive officers and Directors as a group.  The percentage of shares owned is based on 37,884,394 shares outstanding as of March 31, 2007.

	SHARES BENEFICIALLY OWNED (a)
NAME OF BENEFICIAL OWNER	NUMBER	PERCENT

Jeffery H. Boyd (b)	657,528	1.714%
Ralph M. Bahna (c)	103,065	*
Howard W. Barker, Jr.(d)	26,442	*
Jeffrey E. Epstein (e)	26,442	*
James M. Guyette (f)	24,109	*
Nancy B. Peretsman (g)	181,502	*
Craig W. Rydin (h)	18,221	*
Robert J. Mylod Jr. (i)	387,975	1.018%
Stef Norden (j)	37,369	*
Peter J. Millones (k)	64,542	*
Chris Soder (l)	134,510	*
FMR Corp. (m)	5,480,400	14.466%
Wellington Management Company, LLP (n)	3,043,830	8.035%
Barclays Global Investors, NA (o)	1,953,875	5.157%
Tudor Investment Corporation (p)	2,148,186	5.670%
PAR Investment Partners, L.P. (q)	4,000,000	10.558%
Prince Alwaleed Bin Talal Abdulaziz Al Saud (r)	1,993,567	5.262%
All directors and executive officers as a group (14 persons) (s)	2,003,034	5.105%

*   Represents beneficial ownership of less than one percent.

(a)             Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes sole voting and investment power with respect to securities, except as discussed in the footnotes below. Stock options that are currently exercisable or exercisable within 60 days after March 31, 2007 and restricted stock units that vest by their terms within 60 days after March 31, 2007, are deemed to be outstanding and to be beneficially owned by the person holding such stock options and/or restricted stock units for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.  Shares of restricted stock are deemed to be issued and outstanding.  “Performance share” units issued to each of the named executive officers in each of February 2006 and 2007 are not considered issued or outstanding, unless distributable within 60 days.

(b)            Includes (1) 166 shares held by an immediate family member of Mr. Boyd, of which Mr. Boyd disclaims beneficial ownership; and (2) 487,499 shares that Mr. Boyd has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2007.

(c)             Includes 46,648 shares that Mr. Bahna has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2007.

(d)            Includes 20,442 shares that Mr. Barker has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2007.

(e)          Includes 20,442 shares that Mr. Epstein has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2007.

(f)            Includes 17,109 shares that Mr. Guyette has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2007.

(g)         Does not include: (1) 1,301 shares held in custodial accounts for the benefit of certain members of Ms. Peretsman’s family; (2) 100,000 shares held by the NP 2003 Family Trust; and (3) 28,885 shares held by a foundation for which Ms. Peretsman serves as a trustee.  Includes 30,649 shares that Ms. Peretsman has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2007.  Allen & Company LLC disclaims beneficial ownership of the shares and options referred to above.

(h)         Includes 11,998 shares that Mr. Rydin has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2007.

(i)             Includes 237,499 shares that Mr. Mylod has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2007.

(j)             Includes 35,769 shares that Mr. Norden has the right to acquire under restricted stock units that vest within 60 days after March 31, 2007.

(k)          Includes 44,445 shares that Mr. Millones has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2007.

(l)             Includes 114,333 shares that Mr. Soder has the right to acquire under stock options currently exercisable or exercisable within 60 days after March 31, 2007.

(m)       Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2007 by FMR Corp.  FMR Corp. lists its address as 82 Devonshire Street, Boston, Massachusetts 02109.

(n)         Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007 by Wellington Management Company LLP.  Wellington Management Company LLP lists its address as 75 State Street, Boston, Massachusetts 02109.

(o)         Based solely on a Schedule 13G filed with the Securities and Exchange Commission on January 23, 2007 by Barclays Global Investors, NA; Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Trust and Banking Company Limited, and Barclays Global Investors Japan Limited (the “Barclays Schedule 13G”).  According to the Barclays Schedule 13G, in aggregate, the Barclays entities hold sole voting power over 1,870,479 shares of Common Stock and sole dispositive power over 1,953,875 shares of the Company’s common stock.  Barclays Global Investors, NA lists its address as 45 Fremont Street, San Francisco, California 94105.

(p)         Based solely on a Schedule 13G filed with the Securities and Exchange Commission on December 28, 2006 by Tudor Investment Corporation, Paul Tudor Jones, II; James J. Pallotta, Tudor Proprietary Trading, L.L.C., The Tudor BVI Global Portfolio Ltd., The Raptor Global Portfolio Ltd., and The Altar Rock Fund L.P.  Tudor Investment Corporation lists its address as 1275 King Street, Greenwich, Connecticut 06831.

(q)         Based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on December 1, 2006 by PAR Investment Partners, L.P., PAR Group L.P. and PAR Capital Management Inc.  PAR Investment Partners, L.P. lists its address as One International Place, Suite 2401, Boston, MA  02110.

(r)            Based solely on a Schedule 13G filed with the Securities and Exchange Commission on September 28, 2001 (and after giving effect to the June 2003 one-for-six stock split) by His Royal Highness Prince Alwaleed Bin Talal Bin Abdulaziz Al Saud.  The address of His Royal Highness Prince

Alwaleed Bin Talal Bin Abdulaziz Al Saud is Kingdom Holding Company, P.O. Box 8653, Riyadh, 11492, Kingdom of Saudi Arabia.

(s)          Includes shares beneficially owned by all Directors and executive officers of priceline.com, including the named executive officers, as a group.

The address of all Directors, officers and other individual stockholders (except as otherwise set forth above) is 800 Connecticut Avenue, Norwalk, Connecticut 06854.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our Directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of priceline.com common stock and other equity securities of the Company.  Officers, Directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.

The Company inadvertently failed to timely file two Form 4s reflecting the withholding of shares of priceline.com common stock to satisfy certain tax withholding obligations in connection with the vesting of shares of restricted common stock of Daniel Finnegan, the Company’s Chief Accounting Officer and Controller, and Stef Norden, CEO of Priceline Europe.  The shares of restricted common stock vested on October 19, 2006 and November 8, 2006, and the Company filed Form 4s reflecting the withholding of shares on November 15, 2006.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2006, other than as set forth above, our officers, directors and greater than ten percent beneficial owners complied with the Section 16(a) filing requirements.

Compensation Discussion and Analysis

Executive Compensation Program Philosophy and Objectives

Priceline.com’s goal is to be the leading online destination for value-conscious leisure travelers in the United States and the leading online hotel reservation service in Europe.  To achieve this goal, it is critical that priceline.com be able to attract, motivate and retain highly talented individuals at all levels of the organization.  All of priceline.com’s compensation and benefits programs described below are designed to accomplish these objectives and, in turn, enhance long-term stockholder value.

The Compensation Committee of the priceline.com Board of Directors (the “Committee”) believes that total compensation should be based on the level of job responsibility, individual performance and company performance.  As employees progress to higher levels in priceline.com, an increasing proportion of their pay should be linked to priceline.com’s performance, because they are more able to affect the company’s results.  The Committee believes that compensation should reflect the value of the job in the marketplace and, as discussed in more detail below, generally tries to set total “target” compensation for the named executive officers at or below the broad middle range of comparative pay (generally between 80% to 120% of comparative pay).  Because the Committee believes that compensation should reward performance, a significant percentage of executive officer compensation is “at risk” — in other words, if performance targets are not met, payouts are reduced or eliminated.  However, the Committee also recognizes that the company’s compensation program must motivate high-achieving individuals even during periods of temporary downturns in company performance and, as a result, seeks to ensure that there is a balance between performance elements and retention elements.  Ultimately, priceline.com’s compensation program for executive officers and employees should foster long-term focus, which the Committee believes is required for success in the rapidly evolving on-line travel industry.

Different elements of priceline.com compensation program are designed to engender different behaviors:

•                  Base salary and benefits are designed to attract and retain employees over time.

•                  Awards under priceline.com’s annual performance based bonus plan are designed to focus employees on priceline.com’s financial and other objectives for a particular year, the important goals for departments, such as Air, Hotel and Rental Car, and individual objectives set at the start of the year in connection with each executive’s individual performance goals.

•                  Long-term incentives — performance share units (“PSUs”), restricted stock and restricted stock units — under the stockholder-approved priceline.com 1999 Omnibus Plan, focus executives’ efforts on the behaviors within the recipients’ control that they believe are necessary to ensure the long-term success of priceline.com, as reflected in, among other things, increases to priceline.com’s stock price over a period of several years and growth in its earnings.

•                  Severance agreements and change of control provisions in the company’s equity instruments are designed to facilitate priceline.com’s ability to attract and retain executives as priceline.com competes for talented employees in the very competitive marketplace for experienced Internet executives, where these protections are often offered.  The severance benefits described below provide benefits to ease the consequences of an unexpected employment termination by priceline.com due to on-going changes in priceline.com’s employment needs.  The change of control benefits described below encourage employees to remain focused on priceline.com’s business in the event of rumored or actual fundamental corporate change and, in many instances, to provide assistance during any transition.

The Committee’s Processes

The Committee has established a number of processes to assist it in ensuring that priceline.com’s executive compensation program is achieving its objectives.  Among those are:

Assessment of company performance

In evaluating priceline.com’s performance, the Committee considers various measures of company and industry performance, including gross travel bookings, revenues, gross profit, EBITDA and earnings per share as well as specific non-financial performance objectives established for each year.  The Committee does not apply a formula or assign these performance measures relative weights.  Instead, it makes a subjective determination after considering these measures collectively.  The Committee also considers the performance of the company’s primary competitors.  Furthermore, as described in more detail below, the Committee has established specific company performance measures (“pro forma” net income and “pro forma” EBITDA) that are the principal determinant of the size of payouts under the company’s performance based cash bonus plan and certain equity awards.

Assessment of individual performance

Individual performance has a strong impact on the compensation of all employees, including the Chief Executive Officer and the other executive officers.  With respect to the Chief Executive Officer, the Board of Directors meets annually at the beginning of the year to agree upon the Chief Executive Officer’s performance objectives (both individual and company objectives) for the year.  At the beginning of the following year, the Chief Executive Officer presents to the Committee a summary of his and the company’s performance over the past year.  The Committee then meets in executive session to review the performance of the Chief Executive Officer and develop compensation recommendations.  The Committee Chairperson then discusses with the Board of Directors in executive session the Chief Executive Officer’s performance and the Committee’s compensation recommendations.  The Board of Directors then deliberates, discusses the review to be given to the Chief Executive Officer and sets the Chief Executive Officer’s compensation.  The Chairperson of the Committee then meets with the Chief Executive Officer to conduct a performance review of the Chief Executive Officer based on his achievement of the agreed-upon objectives, contribution to the company’s performance, and other leadership accomplishments.

For the other named executive officers, the Committee receives a performance assessment and compensation recommendation from the Chief Executive Officer in executive session without the presence of other executive officers.  The Committee also exercises its judgment based on the Committee’s and the Board of Directors’ interactions with the executive officer.  As with the Chief Executive Officer, the performance evaluation of these executives is based on achievement of pre-agreed objectives by the executive and his or her organization, his or her contribution to the company’s performance, and other leadership accomplishments.

Benchmarking

The Committee engaged Mercer Human Resource Consulting Inc., an outside global human resources consulting firm, to conduct an annual review of its total compensation program for the named executive officers.  Mercer has been working with the Committee for approximately six years in connection with the Committee’s review of senior executive compensation.  Mercer provides the Committee with relevant market data and alternatives to consider when making compensation decisions for the named executive officers.

In making compensation decisions, the Committee compares each element of total compensation against a peer group of publicly-traded companies.  In 2006, this peer group was composed primarily of similarly sized Internet services, travel services and e-commerce companies (collectively, the “Compensation Peer Group”). The Compensation Peer Group is reviewed annually by the Committee and companies are added or removed from the peer group by the Committee after review and discussion. The companies comprising the Compensation Peer Group used to determine 2006 compensation were:

•	Sabre Holdings Corp	•	RealNetworks Inc.	•	Overstock.com Inc.
•	United Online Inc.	•	Navigant Int. Inc.	•	Drugstore.com Inc.
•	Netflix Inc.	•	Homestore Inc.	•	Pegasus Solutions Inc.
•	1-800-Flowers.com	•	CNET Networks Inc.	•	Miva Inc.
•	Doubleclick Inc.	•	Digitas Inc.	•	Looksmart Ltd.
•	Ask Jeeves Inc.	•	Shopping.com Ltd.

For comparison purposes, the Committee focused on priceline.com’s gross profit versus the Compensation Peer Group.  Based on the four most recent quarters of data that were available at the time that the Committee initiated its review (for most companies, the third quarter 2004 through the second quarter 2005), priceline.com’s gross profit ranked at approximately the 65th to 69th percentile of the Compensation Peer Group.  In comparing priceline.com compensation against the Compensation Peer Group, the Committee considered the 65th percentile of executive pay for the Compensation Peer Group to be a general proxy for “market” compensation.

A number of the companies in the Compensation Peer Group had chief executive officers who were also founders of their respective companies.  While these “founder” chief executive officers typically had low base salaries — in one instance, no base salary — they often had very significant equity stakes in their companies that the Committee believed were generally attributable to their roles in starting the companies.  The Committee did not believe that the compensation paid to these executives was necessarily representative of the compensation paid to “non-founder” chief executives.  As a result, the Committee thought it was prudent as part of its analysis to focus on compensation paid to “non-founder” chief executive officers in determining the appropriate compensation range for Mr. Boyd.

The Committee compared the pay of the individual priceline.com executives to the individual executives of the Compensation Peer Group if the jobs were sufficiently similar to make the comparison meaningful.  The Committee used the data of the Compensation Peer Group primarily to ensure that the priceline.com executive compensation program as a whole is competitive, meaning generally within the broad middle range of comparative pay of the Compensation Peer Group (generally between 80% to 120% of comparative pay) when the company achieves the targeted performance levels.  The Compensation Peer Group provides the Committee with guidance, but does not dictate the setting of the named executive officers’ compensation.

Total compensation review

The Committee reviews each executive’s base pay, performance based cash bonus, and equity incentives annually with the guidance of Mercer. In addition to these primary compensation elements, the Committee reviews any other compensation, to the extent applicable, and payments that would be required under various severance and change-in-control scenarios.  In addition, the Committee also takes into consideration historical compensation, including the vested and unvested value of past equity grants.  The Committee reviews tally sheets for each of the named executive officers as part of its review of total direct compensation.

Components of Executive Compensation in 2006

Total direct compensation

Total direct compensation, which consists of base salary, an annual performance based cash bonus and equity incentives, is built around the Committee’s philosophy of generally targeting at or below the broad middle range of “market” compensation with incentive components that reflect positive, as well as negative, company and individual performance.  In 2006, based on the grant date fair value of the 2006 equity grants, the “target” level total direct compensation for the five executive officers that the Committee reviewed at that time (which assumes that the 2006 performance based cash bonus and performance share units described below are paid at target) was approximately 5% to 35%, depending on the particular named executive officer, below the “market” recommendations derived from the Compensation Peer Group by Mercer and described above.

Base salary

Base salary ranges for named executive officers are determined based on, among other things:

•                  the market data described above;

•                  individual performance of the executive, including level of responsibility and breadth of knowledge; and

•                  internal review of the executive’s total compensation, both individually and relative to other officers.

The relative importance of these factors varies depending on the individual whose salary is being reviewed.  Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility.

In establishing Mr. Boyd’s base salary for 2006 the Committee applied the principles described above under “The Committee’s Processes.”  In early 2006, the Committee and the Board of Directors considered the company’s and Mr. Boyd’s accomplishments of objectives that had been established at the beginning of 2005 and its own subjective assessment of his performance.  In establishing Mr. Boyd’s salary for 2006, in addition to considering Mr. Boyd’s leadership qualities and breadth of knowledge and skill, the Committee and Board of Directors noted, among other things, that:

•                  under Mr. Boyd’s leadership, the company’s pro forma net income per share, which is discussed in more detail below under “—Performance Based Cash Bonus”, and which is one of the primary internal and external metrics upon which the company judges its performance, increased approximately 40% in 2005 over the prior year;

•                  the company’s 2005 pro forma earnings growth significantly exceeded that of its primary competitors in the on-line travel industry; and

•                  priceline.com had successfully integrated the September 2004 acquisition of U.K.-based Active Hotels Ltd. and consummated the July 2005 acquisition of Amsterdam-based Bookings B.V., giving priceline.com one of the largest and fastest growing on-line hotel businesses in Europe.

Based on the Committee’s review of the Compensation Peer Group, Mr. Boyd’s annual base salary at the time of the review, which was $400,000, was approximately 20% below the “market” base salary (approximately the 65th percentile, as discussed above) for non-founder chief executive officers.  In recognition of these factors and Mr. Boyd’s continued strong leadership, the Committee recommended to the Board of Directors — and the Board of Directors authorized — an increase in Mr. Boyd’s annual base salary from $400,000 to $500,000.

Mr. Boyd recommended, and the Committee approved, base salary increases for priceline.com’s Chief Financial Officer and General Counsel of approximately 14% and 10%, respectively.  Mercer noted that the annual base salaries for those officers were below “market” and that the increases would situate their base salaries approximately at “market” for Mr. Mylod and below “market” for Mr. Millones.

Performance based cash bonus

Overview.  Priceline.com established an annual performance based cash bonus program in order to align employees’ goals with priceline.com’s gross travel bookings and earnings growth objectives for the current year.  The Committee recommended and the Board of Directors adopted a 2006 performance based cash bonus plan (the “2006 Bonus Plan”) applicable to all of priceline.com’s domestic employees and certain employees of Priceline Europe, including the Chief Executive Officer of Priceline Europe, Mr. Norden.

What metrics were used?  For employees based in the United States, the 2006 Bonus Plan was based upon the accomplishment by priceline.com of “pro forma” net income per share targets; for employees based in Europe the bonus plan was based upon the accomplishment by Priceline Europe of certain “pro forma” EBITDA targets.  The calculation of “pro forma” net income per share and “pro forma” EBITDA that was used in the 2006 Bonus Plan was substantially consistent with the calculation used by priceline.com in its quarterly and annual earnings announcements and referenced by many of the financial analysts that follow priceline.com.  The adjustments required to arrive at “pro forma” net income and “pro forma” EBITDA are intended to ensure that any payments under the 2006 Bonus Plan represent the underlying growth of priceline.com’s core business and are not artificially inflated or deflated due to non-cash, one time or non-recurring items either in the award year or the previous (comparator) year.  The Committee believes that these measures are effective as they focus employees on bottom line earnings so that they can be directly rewarded for business growth and productivity improvements.  The measures are also effective motivators because they are easy to track as they are publicly available and generally understood by employees.

How did the 2006 Bonus Plan work?  As priceline.com met and/or exceeded the pre-established “pro forma” targets described above, an increasing percentage of the 2006 bonus pool funded.  The 2006 Bonus Plan provided that approximately twenty percent of the bonus pool would fund and be available for allocation of bonus payments if the Committee determined, in its complete discretion, that, irrespective of priceline.com’s and/or Priceline Europe’s attainment of the pre-established “pro forma” targets, certain non-financial goals were accomplished by priceline.com, Priceline Europe and/or individual employees during 2006.  It was the Committee’s intention that, in the absence of superior performance, this twenty percent would be reserved for payment of cash bonuses primarily to priceline.com’s and Priceline Europe’s non-executive employees.  The remaining approximately eighty percent of the 2006 Bonus Plan funded as follows:

•                  maximum funding for the domestic bonus pool would only be achieved when 2006 pre-bonus “pro forma” net income year-over-year growth was approximately 40%.  Under the terms of the plan, lower level employees reached full funding at lower targets.  For example, upon achieving 2006 pre-bonus “pro forma” net income year-over-year growth of approximately 28%, the bonus pool for priceline.com’s senior executive officers was only 40% funded, while the pool for more junior employees was 100% funded.

•                  for European employees, approximately 72% of the European bonus pool began to fund when Priceline Europe’s 2006 pre-bonus “pro forma” EBITDA year-over-year growth was approximately 21%.  Like the U.S. plan, lower level employees reached full funding at lower targets.  The remaining approximately 28% of the European bonus pool only began to fund when Priceline Europe’s 2006 pre-bonus “pro forma” EBITDA year-over-year growth was approximately 45% (assuming acquired businesses were owned during the entire period) and maximum funding would be achieved only when Priceline Europe’s 2006 pre-bonus “pro forma” EBITDA year-over-year growth was approximately 69% (assuming acquired businesses were owned during the entire period).

As the earnings targets above illustrate, funding of the 2006 Bonus Pool for the company’s named executive officers would only occur upon the achievement by the company of significant double-digit-year-over-year earnings growth.  As a result, the Committee believes that the bonus component of each executive’s annual cash compensation was at significant risk in 2006.

Individual Bonus Targets.  Bonus targets for the named executive officers were based on job responsibilities, internal relativity, and data for the Compensation Peer Group.  The Committee’s objective was to set bonus targets such that total annual cash compensation was within the broad middle range of the Compensation Peer Group and a substantial portion of that compensation was linked to priceline.com’s performance.  Consistent with our executive compensation policy, individuals with greater job responsibilities had a greater proportion of their total cash compensation tied to priceline.com’s performance through the 2006

Bonus Plan. The Committee established bonus targets for 2006 (expressed as a percentage of base salary) for the named executive officers ranging from 30% to 65% (a specific “target” bonus amount was not established for Mr. Norden) and maximum amounts ranging from 100% to, in the case of Priceline Europe’s Chief Executive Officer, 300%.  Specific “maximum” payout amounts were not established for Messrs. Soder and Millones in connection with the adoption of the 2006 performance based cash bonus plan; rather, there was a maximum funding amount established for the bonus pool in which they participated with other senior executives.  In 2006, priceline.com achieved approximately 48% year-over-year consolidated “pro forma” net income per share growth and Priceline Europe had “pro forma” EBITDA year-over-year growth of approximately 125% (assuming acquired businesses were owned during the entire period).  As a result, both bonus plans were fully funded.

The Committee reviewed the Company’s financial results and worked with the Company’s Chief Executive Officer and Mercer to develop appropriate bonus amounts for the Company’s executive officers.  Based on the Company’s pro forma net income performance in 2006 and Mr. Boyd’s strong leadership, the Committee recommended to the Board of Directors, and the Board of Directors authorized, to pay Mr. Boyd his maximum bonus potential of $1,000,000, or 200% of his 2006 annual base salary. The bonuses paid to the named executive officers were paid in March 2007 and appear in the Summary Compensation Table under the “Non-equity Incentive Plan Compensation” column.

Equity incentives

Overview.  Equity incentive grants to executive officers are based on job responsibilities and potential for individual contribution, with reference to the levels of total direct compensation (total cash compensation plus the value of long-term equity incentives) of executives within the Compensation Peer Group.  When it makes grants, the Committee also considers the size and current value of previous grants, in particular the current unvested value of previous grants.  As with the determination of base salaries and bonus awards, the Committee exercises judgment and discretion in view of the above criteria and its general policies.

In 2006, the Committee authorized two forms of equity incentives granted under priceline.com’s 1999 Omnibus Plan:  PSUs and restricted stock (or, with respect to certain European-based employees, restricted stock units).  The Committee believes that the PSUs described below closely align senior management with priceline.com’s achievement of longer-term — in the case of the 2006 PSUs, three years — financial objectives that enhance stockholder value.  The Committee also believes that the restricted stock and/or restricted stock units described below serve a similar role, however, with a greater emphasis on retention, than bottom-line company performance.

Consistent with marketplace trends, in 2006, the company shifted the total mix of equity awards to executive officers to emphasize “performance” based awards. In the United States, the Committee allowed executive officers to decide what percentage of their total 2006 equity grant would constitute PSUs and what percentage restricted stock.  Because the entire grant of PSUs was “at risk” over a three year period — priceline.com’s earnings growth would be compared to a competitive set of companies that were larger, had greater market share and were generally better capitalized — the Committee believed that it was appropriate to allow employees to receive some portion of their equity grant, if they chose, in time-based restricted stock.  However, no less than 50% of any equity grant could be allocated to PSUs.

The target grant amounts for the named executive officers were designed to place each officer’s total direct compensation, assuming that the shares underlying the PSUs described below were issued at target, within the broad middle range of the Compensation Peer Group.  In arriving at the equity grant sizes, while the Committee referenced the information for the Compensation Peer Group, it realized that equity grant practices are rapidly changing and, as a result, focused on the individual’s performance and how best to achieve the company’s specific long-term objectives.

As part of its annual compensation planning process, the Committee and the Board of Directors approved the 2006 grants described above to executive officers on February 1st and 2nd, 2006, respectively, and, at that time, established February 28, 2006 as the date of grant.

PSUs.  The PSUs granted in 2006 provide executive officers with shares of priceline.com common stock based on priceline.com’s performance, aligning employees with shareholder interest and providing an ownership stake in priceline.com.  The PSUs have a possible payout ranging from zero to three times the target amount.  Recipients of the PSUs received a target number of shares of priceline.com common stock (the

“Target”) to be issued on or about the third anniversary of the date of grant depending upon priceline.com’s financial performance versus the company’s three primary competitors:

•                  Expedia,

•                  Sabre Holdings Group, the owner of Travelocity, and

•                  Travelport, the owner of Orbitz (and formerly Cendant’s Travel Distribution Services).

The actual number of shares of priceline.com common stock to be delivered to the employee and/or executive — relative to the Target — will be adjusted (upward or downward, as the case may be) based on priceline.com’s average “pro forma” net income per share growth rate relative to the “peer” group during each of the three calendar years in the period ended 2008.   Shares of priceline.com stock will not be issued if priceline.com’s average “pro forma” net income per share growth rate during the three year period is less than 75% of the “peer” group’s.

The Committee approved the terms of the 2006 PSUs in early 2006 and took into consideration the following:

•                  Performance measure.  The Committee established “pro forma” net income per share as the performance measure to judge priceline.com’s and its peer group’s performance.  Consistent with the terms of the 2006 Bonus Plan described above, the calculation of “pro forma” net income per share is intended to be substantially consistent with the calculation used by priceline.com in its quarterly and annual earnings announcements and referenced by many of the financial analysts that follow priceline.com.  The growth rate of the three company “peer” group will be determined based upon the publicly reported financial metric for each “peer” company that is most comparable to the Company’s “pro forma” net income per share metric.  The Committee will have discretion to make adjustments to priceline.com’s or the “peer” group’s “adjusted” or “pro forma”, as applicable, metrics to take into account events or items that distort comparisons between priceline.com and the “peer” group.  As discussed above, the Committee believes that “pro forma” net income per share is an effective measure as it focuses employees on bottom line earnings so that they can be directly rewarded for business growth and productivity improvements.  The measure is also an effective motivator because it is easy to track and generally understood by employees.  Ultimately, the Committee believes that if priceline.com can generate “pro forma” earnings growth at a faster rate over the performance period than its primary competitors, priceline.com’s stockholders will be rewarded.

•                  Longer-term focus and retention considerations.  The Committee believes that the three-year performance period focuses executives on longer-term performance and serves as a significant retention device.

Restricted stock and restricted stock units.  In 2006, the Committee also granted restricted stock (or, with respect to certain European-based employees, restricted stock units) to executive officers.  The restricted stock granted in 2006 to executive officers is scheduled to vest on each of the first and second anniversary of the date of grant if the executive is employed by priceline.com at that time.  The Committee believes that, combined with the PSUs described above, which, if the performance targets are met, would vest on the third anniversary of the date of grant, restricted stock that vests periodically during the interim period is an effective incentive for priceline.com’s executives to remain with the company, even during periods of volatility in priceline.com’s stock price.

In addition to the grants described above, the Committee also authorized a one-time grant of restricted stock to Messrs. Boyd, Mylod and Millones.  The grant was intended as a “bonus” for work done in connection with the acquisition and integration of Bookings B.V. in Amsterdam.  The shares vested on the first anniversary of the date of grant.

Stock Options.  Since the adoption by pricline.com of FAS 123(R) on January 1, 2006, the company has not issued any stock options and currently does not intend to do so.

Change of control and severance benefits

Change of Control.  Most of the company’s recent equity grants, including the PSUs and restricted stock/restricted stock units described above, provide for accelerated vesting upon a change of control.  As a general matter, upon a change of control, the vesting of outstanding PSUs and restricted stock/restricted stock units will be accelerated to the earlier to occur of six months after the change of control (as long as the employee is employed by the company on that date) or the date on which the employee is terminated “without cause” following a change of control.  In certain circumstances, Mr. Boyd’s employment arrangement provides for different accelerated vesting provisions.  See the description of Mr. Boyd’s employment agreement beginning on page 25 for more information on the acceleration of certain of his awards.  In the case of the PSUs, the number of shares to vest, if any, will be based on the company’s performance through the most recently completed fiscal quarter against the peer group of companies described above.

The accelerated vesting is intended to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual or rumored change of control of the company. In addition, for executives, the prospect of accelerated vesting is intended to align executive and shareholder interests by enabling executives to consider corporate transactions that are in the best interests of the shareholders and other constituents of the company without undue concern over whether the transactions may jeopardize the executives’ own employment.  The delay in vesting until six months after the consummation of a change of control is intended to aid any acquirer by keeping employees engaged and employed during an initial transition period, which supports a compelling business need during uncertain times.  Finally, with respect to the PSUs, the Committee believes it would be unfair to convert the PSUs into an award based on the surviving company’s “pro forma” net income per share, over which employees may have little control and the drivers of which may be very different.

Priceline.com will provide gross-ups for the named executive officers who are based in the United States from any taxes due as a result of the imposition of Section 280(g) of the Internal Revenue Code (“excise parachute payments”) because the effects of Section 280(g) generally are unpredictable and can have widely divergent and unexpected effects based on an executive’s personal compensation history.  The Committee believes that the gross up payments are appropriate for the company’s most senior executives.

See the section entitled “Potential Payments Upon a Change of Control and/or Termination” beginning on page 29.

Severance benefits.  Each of the named executive officers is entitled to receive severance benefits upon a termination “without cause” or “for good reason” (or similar concept, in the case of Mr. Norden).  The arrangements with the company’s executive officers provide severance payments in an amount that the Committee believes is appropriate, taking into account, among other things, the time it is expected to take a separated employee to find another job and marketplace practices.  The payments and other benefits are provided because the Committee considers a termination “without cause” of for “good reason,” as those terms are used in the employment arrangements, to be company initiated that under different circumstances would not have occurred and which are beyond the control of the separated individual.  The severance and other benefits are intended to ease the consequences to an executive of an unexpected termination of employment.  See the section entitled “Employment Contracts, Termination of Employment and Change-of-Control Arrangements” beginning on page 25.

Benefits

Priceline.com’s health care and other insurance programs are the same for all eligible employees, including executive officers.  For all eligible domestic employees, priceline.com has a 401(k) plan.  The 401(k) plan allows all eligible employees to contribute up to 75% of their base salary and bonus, up to limits imposed by the Internal Revenue Code — $225,000 for 2007 — on a pre-tax basis.  Effective January 1, 2007, priceline.com added a cash match to its 401(k) plan for all participants, including those executive officers who participate in the plan.  Priceline.com will match 50% of the first 6% of compensation deferred as before-tax contributions.

Perquisites

Priceline.com does not maintain any material perquisites or personal benefits for senior executives, such as company planes, cars, security or financial services or country club memberships.

Other Matters

Share Retention Guidelines; Short-Selling Prohibition

Priceline.com does not have formal stock ownership guidelines for its executive officers.  However, in February 2005, the Company’s Chief Executive Officer and Chief Financial Officer voluntarily agreed to hold 200,000 and 100,000 shares, respectively, of priceline.com common stock and/or vested stock options, as long as they were employed by the company.  Historically, priceline.com has not allowed its executives to speculate in priceline.com’s stock, which includes, but is not limited to, short selling (profiting if the market price of the securities decreases) and/or buying or selling publicly traded options, including writing covered calls.  Priceline.com adopted a formal written policy to this effect in 2007.

Deductibility Cap on Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1,000,000 paid to the Chief Executive Officer or to any of the other four most highly compensated executive officers of a public company will not be deductible for federal income tax purposes unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Section 162(m). The Committee’s primary objective in designing and administering priceline.com’s compensation policies is to support and encourage the achievement of the Company’s long-term strategic goals and to enhance stockholder value, all as described above.  When consistent with this compensation philosophy, the Committee also intends to structure the Company’s compensation programs such that compensation paid thereunder will be tax deductible by the Company.  The Committee believes that stockholder interests are best served by not restricting the Committee’s discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses. Accordingly, the Committee has approved, and may in the future approve, compensation arrangements for executive officers that are not fully deductible.

For example, payments under the 2006 Bonus Plan, which were funded as the result of significant year-over-year earnings growth, are not deductible under Section 162(m) because the 2006 Bonus Plan allowed the Committee to exercise its discretion to make adjustments to what was included or excluded from the “pro forma” net income per share metric — discretion that is intended to ensure that the results measured in the bonus plan represent the underlying growth of priceline.com’s core business.

For 2006, it is anticipated that approximately $400,000 will not be deductible for federal income tax purposes due to the application of Section 162(m).

2007 Compensation Decisions

In February 2007, the Committee approved the bonus payments to the named executive officers under the 2006 Bonus Plan, which appear in the Summary Compensation Table under the “Non-equity Incentive Plan Compensation” column and are described above.  At the same time, the Committee authorized salary increases for the named executive officers, approved a bonus plan for 2007 and authorized equity grants to priceline.com’s named executive officers.  Effective February 1, 2007, the base salaries paid to the named executive officers were:

Name	2007 Base Salary
Jeffery H. Boyd	$550,000
Robert J. Mylod	$420,000
Chris Soder	$330,000
Stef Norden(1)	$249,665
Peter Millones	$290,000

(1)             Mr.Norden’s 2007 salary is paid in Euros and was translated into U.S. dollars using an average exchange rate for 2006 of 1.2565.

The 2007 bonus plan provides the following “minimum” and “maximum” thresholds for the named executive officers (each as a percentage of 2007 base salary):

Name	Minimum	Maximum
Jeffery H. Boyd	0%	200%
Robert J. Mylod	0%	100%
Chris Soder	0%	100%
Stef Norden	0%	300%
Peter J. Millones	0%	75%

The Committee reserves the right in its complete discretion to decrease payouts below “target” or “maximum” amounts, notwithstanding priceline.com’s financial performance, and increase the “maximum” amounts set forth above.  In addition, the Committee authorized the issuance of PSUs and restricted stock to the named executive officers.  The PSUs have possible payouts ranging from zero to two times the target grant, depending on priceline.com’s cumulative “pro forma” net income over a three year period.  In addition, certain executives received shares of restricted stock that will vest on the third anniversary of the date of grant.  The grants to the named executive officers were made on March 5, 2007 in the following amounts:

Name	PSUs (at target)	Restricted Stock
Jeffery H. Boyd	33,000	—
Robert J. Mylod	23,000	—
Chris Soder	5,000	5,000
Stef Norden	—	9,000
Peter J. Millones	2,500	7,500

Consistent with the terms of a recently adopted equity issuance policy, the Committee selected the second business day following the deadline for filing the company’s Form 10-K or Form 10-Qs, as appropriate, as the dates of grant for any equity issuances (to the extent the Committee authorizes any issuances) to executives and employees in 2007.  All grants are or will be, as applicable, approved by the Committee.

Compensation Committee Report

The Compensation Committee of the Board of Directors, comprised of independent directors, reviewed and discussed the above Compensation Discussion and Analysis with priceline.com’s management.  Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS

Jeffrey E. Epstein, Chairman
James M. Guyette
Craig W. Rydin

Compensation of Executive Officers

Summary Compensation Table

The following table shows compensation earned during fiscal 2006, by our Chief Executive Officer, Chief Financial Officer, and the next three most highly-compensated executive officers serving at the end of fiscal 2006.  These people are referred to as the “named executive officers.”  Unless otherwise indicated, titles shown in the table are titles held as of December 31, 2006.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Jeffery H. Boyd, President and Chief Executive Officer	2006	491,667	—	1,601,398	637,181	1,000,000	—	413	3,730,659
Robert J. Mylod Jr., Chief Financial Officer	2006	395,833	—	814,798	424,787	400,000	—	332	2,035,750
Christopher L. Soder, President, North American Travel	2006	300,000	—	310,135	381,667	300,000	—	252	1,292,054
Stef Norden (6), CEO Priceline Europe	2006	223,436	15,399	301,235	240,320	723,932	—	13,148	1,517,470
Peter J. Millones, Executive Vice President, General Counsel	2006	272,948	—	326,680	193,471	206,250	—	229	999,578

(1)             Includes a statutory bonus required under Dutch law ($14,896) and an annual “holiday” bonus paid to all employees of Booking.com B.V. ($503).

(2)             This column represents the dollar amount recognized in accordance with SFAS 123R for financial statement reporting purposes with respect to the 2006 fiscal year for the grant date fair value of performance share units (“PSUs”), restricted stock and/or restricted stock units granted in 2006 as well as prior fiscal years.  With respect to Mr. Norden, this column also represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the grant date fair value of restricted stock units of priceline.com International Limited, a majority-owned subsidiary of priceline.com, which were granted to Mr. Norden in July and November 2005.  The table above assumes that the maximum number of shares priceline.com common stock are issued in connection with the PSUs.  For additional information, including the assumptions used in connection with this valuation, please refer to notes 1 and 4 of the priceline.com financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission.  These amounts reflect the company’s accounting expense for these awards, and do not correspond to the actual value, if any, that will be recognized by the named executives.

(3)             This column represents the dollar amount recognized in accordance with SFAS 123R for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted to each of the named executive officers in prior fiscal years.  The company did not grant any stock options in 2006.  For additional information, including the assumptions used in connection with this valuation, please refer to notes 1 and 4 of the priceline.com Incorporated financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission.  These amounts reflect the company’s accounting expense for these awards, and do not correspond to the actual value, if any, that will be recognized by the named executives.

(4)             This column represents cash awards paid in March 2007 under priceline.com’s 2006 performance based cash bonus plan.

(5)             With respect to Messrs. Boyd, Mylod, Soder and Millones, this column represents the dollar value of any insurance premiums paid by priceline.com during 2006 with respect to life insurance for the benefit of such named executive officer. With respect to Mr. Norden, this column represents matching contributions made by Booking.com B.V., a majority owned subsidiary of priceline.com, to Mr. Norden’s defined contribution plan in the Netherlands ($11,112) and a travel allowance ($2,036).

(6)             Mr. Norden’s compensation is translated into U.S. dollars using average exchange rates for 2006 - 1.2565 U.S. dollars to Euros and 1.8439 U.S. dollars to British Pounds.

Grants of Plan-Based Awards Table

The following table provides information about equity and non-equity awards granted to the named executive officers in 2006.  The column “Estimated Future Payouts under Non-Equity Incentive Plan Awards” shows the potential cash payouts under priceline.com’s 2006 performance based cash bonus plan at the time the plan was adopted; actual payouts were made in March 2007 based on the company’s attainment of certain performance thresholds and can be found in the Summary Compensation Table.

Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Date Grant Approved(3)	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Jeffery H. Boyd			0	325,000	1,000,000
	2/28/06	2/2/06							8,000	198,160
	2/28/06	2/2/06				0	45,000	135,000		3,343,950

Robert J. Mylod Jr.			0	200,000	400,000
	2/28/06	2/2/06							5,000	123,850
	2/28/06	2/2/06				0	20,000	60,000		1,486,200

Christopher L. Soder			0	150,000	—
	2/28/06	2/2/06							7,000	173,390
	2/28/06	2/2/06				0	7,000	21,000		520,170

Stef Norden(6)			0	—	723,932	—	—	—	—	—

Peter J. Millones			0	82,500	—
	2/28/06	2/2/06							2,000	49,540
	2/28/06	2/2/06				0	10,000	30,000		743,100

(1)                These columns show the potential value, at the time the plan was adopted, of the payout for each named executive officer under priceline.com’s 2006 performance based cash bonus plan.  The actual payments for 2006 for each named executive officer are included in the column entitled “Non-equity Incentive Plan Compensation” of the Summary Compensation Table.  Specific “maximum” payout amounts were not established for Messrs. Soder and Millones in connection with the adoption of the 2006 performance based cash bonus plan; rather, there was a maximum funding amount established for the bonus pool in which they participated with other senior executives.  Similarly, a “target” payout amount was not established for Mr. Norden in connection with the adoption of the 2006 performance based cash bonus plan.  The potential payouts were performance-driven and therefore completely at risk.  The business measurements and performance goals for determining the payouts are described in the Compensation Discussion & Analysis beginning on page 15.

(2)                These columns show the “Threshold,” “Target” and “Maximum” number of shares of priceline.com common stock that could be issued in connection with the PSUs.  The performance period commenced on January 1, 2006 and ends on December 31, 2008 (unless there is a “change of control,” as such term is described in the PSUs, or a termination without “cause,” in which case the issuance of shares underlying the PSUs may be accelerated).  The performance criteria for determining the number of shares of priceline.com common stock to be issued, if any, in connection with the PSUs are described in the Compensation Discussion & Analysis beginning on page 16.

(3)          A broad based equity grant was approved by the Compensation Committee of the Board of Directors on February 1, 2006 and the Board of Directors on February 2, 2006.  At that time, the grant date of February 28, 2006 was established.

(4)          This column shows the number of shares of restricted common stock granted in 2006 to the named executive officers.  As discussed in the Compensation Discussion & Analysis on page 17, the shares granted to Messrs. Boyd, Mylod and Millones were intended as a “bonus” for work done in connection with the acquisition and integration of Bookings B.V. in Amsterdam.  The shares vested on the first anniversary of the date of grant.  With respect to the grant to Mr. Soder, 50% of the grant vests on each of the first two anniversaries of the date of grant.

(5)          This column shows the full grant date fair value of PSUs and restricted stock under SFAS 123R in 2006.  Generally, the grant date fair value is the full amount that the company would expense in its financial statements over the award’s vesting schedule.  For the PSUs and restricted stock, fair value was calculated using the grant date price of $24.77.  The full grant date fair value for the PSUs is based upon the “maximum” amount reflected in the table.  The Company recorded compensation expense related to the PSUs in 2006 reflecting the “maximum” grant amounts based upon the estimated probable number of shares that would be issued at the end of the performance period.  For additional information, including the assumptions used in connection with this valuation, please refer to notes 1 and 4 of the priceline.com financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission.

(6)          The “maximum” potential cash payout to Mr. Norden was established in Euros and translated into U.S. dollars using an average exchange rate for 2006 of 1.2565 U.S. dollars to Euros.

Outstanding Equity Awards at 2006 Year-End Table

The following table provides information on the holdings of stock option and stock awards by the named executive officers at fiscal year-end 2006.  This table includes unexercised stock option awards, both vested and unvested; unvested restricted stock and restricted stock units; and/or unvested PSUs with performance conditions that have not yet been satisfied.  The PSUs vest over a specified service period and are subject to specified performance objectives over the performance period.  The table below assumes satisfaction of all performance objectives and that the maximum number of shares of priceline.com common stock will be issued (three times the “target” grant) following the end of the performance period (which, in the absence of a “change of control” or termination without “cause”, will be December 31, 2008).  The market value of the stock awards is based on the closing market price of priceline.com common stock on December 29, 2006, which was $43.61.

Outstanding Equity Awards at 2006 Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other rights that Have Not Vested(1) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)
Jeffery H. Boyd	266,666			30.66	05/25/2011
	20,833			25.56	12/07/2011
	83,333			14.52	08/22/2012
	50,000			20.28	05/07/2013	12,500	(2)	545,125
	141,666	8,334	(3)	18.78	02/06/2014
						40,000	(4)	1,744,400
						8,000	(5)	348,880
										135,000	5,887,350

Robert J. Mylod Jr	83,333			14.62	11/20/2010
	20,833			25.56	12/07/2011
	33,333			20.28	05/07/2013	8,334	(2)	363,446
	94,444	5,556	(3)	18.78	02/6/2014
						18,000	(4)	784,980
						5,000	(5)	218,050
										60,000	2,616,600

Christopher L. Soder	5,500			14.62	11/20/2010
	20,833			25.20	12/01/2011
	94,444	5,556	(3)	18.78	02/06/2014
						9,000	(6)	392,490
						7,000	(7)	305,270
										21,000	915,810

Stef Norden	12,186	13,620	(8)	23.08	07/14/2015
	14,444	25,556	(9)	24.51	11/08/2015	6,666	(10)	290,704
						15,619	(11)	1,610,330	(12)

Peter J. Millones	12,500			16.12	02/08/2011
	20,833			25.56	12/07/2011
	8,334	2,778	(3)	18.78	02/06/2014
						7,500	(6)	307,425
						2,000	(5)	87,220
										30,000	1,308,300

(1)             This column shows the maximum number of shares of priceline.com common stock that could be issued in connection with the PSUs.  The performance period commenced on January 1, 2006 and ends on December 31, 2008 (unless there is a “change of control,” as such term is described in the PSUs, or a termination without “cause,” in which case the issuance of shares underlying the PSUs may be accelerated).  The performance criteria for determining the number of shares of priceline.com common stock to be issued, if any, in connection with the PSUs are described in the Compensation Discussion & Analysis beginning on page 16.

(2)             Restricted stock that vests on May 7, 2007.

(3)             Stock options that vested on February 6, 2007.

(4)             Restricted stock that vests on February 28, 2008.

(5)             Restricted stock that vested on February 28, 2007.

(6)             One-third of the grant of restricted stock vested or vests, as applicable, on each of February 28, 2007, 2008 and 2009.

(7)             One-half of the grant of restricted stock vested or vests, as applicable, on each of February 28, 2007 and 2008.

(8)             Stock options that vest monthly through July 14, 2008.

(9)             Stock options that vest monthly through November 8, 2008.

(10)        Restricted stock units, half of which are scheduled to vest on each of November 8, 2007 and 2008.

(11)        Restricted stock units of priceline.com International Limited (“PIL”), a majority-owned subsidiary of priceline.com, which were granted to Mr. Norden in July and November 2005.  The restricted stock units vest on February 1, 2008 and can be “put” to priceline.com in August 2008.

(12) Represents the estimated fair value of the restricted stock units of PIL as of December 31, 2006 translated from British Pounds into U.S. dollars at the exchange rate as of that date, which was 1.9586 U.S. dollars to British Pounds.

Option Exercises and Stock Vested Table

The following table contains information about stock options exercised by the named executive officers and the vesting of stock awards held by the named executive officers in 2006.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)(2)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Jeffery H. Boyd	—	—	22,500	(3)	612,200

Robert J. Mylod Jr.	—	—	17,333	(4)	465,920

Christopher L. Soder	44,500	619,747	11,000	(5)	272,470

Stef Norden	—	—	3,334	(6)	133,827

Peter J. Millones	42,360	623,473	9,500	(7)	235,315

(1)             This column represents the number of shares underlying stock options exercised.

(2)             This column reflects the difference between the fair market value of priceline.com common stock on the date of each exercise and the exercise price of the stock options exercised, multiplied, in each case, by the number of stock options exercised.

(3)             Mr. Boyd acquired 10,000 shares with a market price of $24.77 on February 28, 2006 and 12,500 shares with a market price of $29.16 on May 7, 2006, each upon the vesting of shares of restricted stock.

(4)             Mr. Mylod acquired 9,000 shares with a market price of $24.77 on February 28, 2006 and 8,333 shares with a market price of $29.16 on May 7, 2006, each upon the vesting of shares of restricted stock.

(5)             Mr. Soder acquired 11,000 shares with a market price of $24.77 on February 28, 2006, upon the vesting of shares of restricted stock.

(6)             Mr. Norden acquired 3,334 shares with a market price of $40.14 on November 8, 2006 upon the vesting of restricted stock units.

(7)             Mr. Millones acquired 9,500 shares with a market price of $24.77 on February 28, 2006, upon the vesting of shares of restricted stock.

Employment Contracts, Termination of Employment and

Change-of-Control Arrangements

The Company and/or its subsidiaries have employment agreements with each of the named executive officers.  The agreements are of varying duration and generally provide for minimum annual base salaries.  In addition, most of the agreements provide that each executive will be eligible to participate at a level commensurate with his position in the Company’s annual bonus and long-term compensation plans generally made available to the Company’s senior executives, and to participate in all benefit plans and arrangements and fringe benefits and perquisite programs generally provided to comparable senior executives of the Company.  Provided below is a summary of each of the named executive officer’s employment agreement followed by a summary of the material terms of any equity instruments held by such executive outstanding at December 31, 2006 that provides for accelerated vesting (or similar provisions) upon a change of control or termination.

Mr. Boyd

Employment Agreement

Termination without “Cause” or for “Good Reason”(No “Change of Control”).  In the event of a termination of Mr. Boyd’s employment by the Company without “Cause” (as defined in the agreement with Mr. Boyd) or by Mr. Boyd for “Good Reason” (as defined in the agreement), in either case other than during the three-year period following a “Change of Control” of the Company (as defined in the agreement), then Mr. Boyd will be entitled to receive, in addition to his compensation accrued through the date of termination of employment, the following severance compensation and benefits:

(1) two times his base salary and target bonus, if any, paid over a 24-month period following his termination of employment (which, after giving effect to the 2007 salary increase described in the Compensation Discussion and Analysis, would be approximately $2,200,000);

(2) if a bonus plan is in place, a pro-rata target annual bonus for the year in which termination of employment occurs (which, after giving effect to the 2007 salary increase described in the Compensation Discussion and Analysis and assuming a termination on the last day of the calendar year, would be approximately $550,000);

(3) continuation for two years following termination of employment of group health, life and disability insurance benefits as if Mr. Boyd were an employee of the Company;

(4) the portion of any outstanding Company stock options held by Mr. Boyd that would have otherwise vested with the passage of time during the one-year period following his termination of employment had he remained employed with the Company will be immediately vested, and each outstanding vested Company stock option held by Mr. Boyd will remain exercisable until the earlier of eighteen months following the date of termination of employment or the expiration of the option’s original term; and

(5) each outstanding equity grant (other than the stock options described above) held by Mr. Boyd will deemed to be vested on a pro-rata basis based on the time of the applicable restricted period that has elapsed through the date of his termination of employment plus one year, but only to the extent that this would result in a greater number of shares of Company common stock vesting than would otherwise apply under the existing terms of the equity grant.

Termination without “Cause” or for “Good Reason” (“Change of Control”). In the event of a termination of Mr. Boyd’s employment by the Company without “Cause” or by Mr. Boyd for “Good Reason,” in either case during the three-year period following a “Change of Control” of the Company (including any such termination of employment prior to a “Change of Control” at the request of a third party effecting the “Change of Control”), then Mr. Boyd will be entitled to receive, in addition to his compensation accrued through the date of termination of employment, the following severance compensation and benefits:

(1) a lump sum cash severance payment equal to three times his base salary and target bonus (which, after giving effect to the 2007 salary increase described in the Compensation Discussion and Analysis, would be approximately $3,300,000);

(2) if a bonus plan is in place, a pro-rata target annual bonus for the year in which termination of employment occurs (which, after giving effect to the 2007 salary increase described in the Compensation Discussion and Analysis and assuming a termination on the last day of the calendar year, would be approximately $550,000);

(3) continuation for three years following termination of employment of group health, life and disability insurance benefits as if Mr. Boyd were an employee of the Company; and

(4) all outstanding Company equity instruments held by Mr. Boyd will be immediately vested, and all Company stock options will remain exercisable until the earlier of 36 months following the date of termination of employment or the expiration of the option’s original term.

May 2001 Stock Options.  The agreement with Mr. Boyd provides that the options to acquire 266,666 shares of the Company’s common stock that were granted in May 2001 will expire eighteen months after the termination of Mr. Boyd’s employment as a result of his death or disability, termination by the Company without “Cause,” termination by Mr. Boyd for “Good Reason” or the Company’s failure to extend the term of the employment agreement (or 90 days after termination of Mr. Boyd’s employment as a result of a termination by the Company for “Cause,” termination by Mr. Boyd without “Good Reason” or Mr. Boyd’s failure to extend the term of the employment agreement), but in no event later than May 25, 2011.

Other.  Mr. Boyd’s employment agreement includes certain non-compete, non-solicitation and non-disparagement provisions.  In addition, subject to certain limitations, if severance remuneration payable under the agreement is held to constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code and Mr. Boyd becomes liable for any excise tax imposed under Section 4999 of the Internal Revenue Code, the Company will make an additional cash gross-up payment to him in an amount such that Mr. Boyd will be in the same after-tax economic position as if such excise tax were not imposed.  The agreement with Mr. Boyd also provides for certain alternative payment arrangements should any installment payments of severance result in the imposition of additional income tax pursuant to Section 409A of the Internal Revenue Code of 1986, as amended.

Equity Instruments

The treatment of Mr. Boyd’s outstanding restricted stock and PSUs upon a termination or change of control would be governed by his employment agreement described above.

Messrs. Mylod, Soder and Millones

Employment Agreements

Termination without “Cause” or for “Good Reason”.  In the event of a termination of such executive’s employment by the Company without “Cause” (as defined in the respective agreement with the executive) or by such executive for “Good Reason” (as defined in the respective agreement), then such executive will be entitled to receive, among other things, in addition to his compensation accrued through the date of termination of employment, the following severance compensation and benefits:

(1) two times his base salary and target bonus, if any, paid over a 12-month period following his termination of employment;

(2) if a bonus plan is in place, a pro-rata target annual bonus for the year in which termination of employment occurs; and

(3) continuation for one year following termination of employment of group health, life and disability insurance benefits as if he were an employee of the Company, provided that, if such termination is after a “Change of Control” (as the term is defined in each such agreement) the period of benefit continuation will be twenty-four months.

Other.  Subject to certain limitations, if severance remuneration payable under the agreements with Messrs. Mylod, Soder and/or Millones is held to constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code and such executive becomes liable for any excise tax imposed under Section 4999 of the Internal Revenue Code, the Company will make an additional cash gross-up payment to the executive in an amount such that such executive will be in the same after-tax economic position as if such excise tax were not imposed.  The agreement with Messrs. Soder and Millones also provides for certain alternative payment arrangements should any installment payments of severance result in the imposition of additional income tax pursuant to Section 409A of the Internal Revenue Code of 1986, as amended.  The agreements with each of Messrs. Mylod, Soder and Millones include certain non-compete and non-solicitation provisions.

Equity Instruments

Mr. Mylod.

2006 PSUs.  The PSUs granted to Mr. Mylod in February 2006 provide for accelerated vesting upon a “change of control” or termination “without cause.”  The number of shares to be delivered to Mr. Mylod would depend on the event (change of control or termination without cause) and when it occurred.  Upon a termination without “cause” on or after January 1, 2007, the PSU performance multiplier would be applied to a pro rata portion (based on the length of the performance period that had elapsed as of the date of the termination) of Mr. Mylod’s “target” PSU grant and could range from 0 to 3x, depending on the company’s performance through the most recently completed fiscal quarter.  If there were a “change of control” that occurred on or after January 1, 2007, the PSU performance multiplier would be applied to Mr. Mylod’s “target” PSU grant (as opposed to a pro rata portion of the “target” grant); the performance multiplier could range from 0 to 3x, depending on the company’s performance through the most recently completed fiscal quarter.  Upon a “change of control,” the vesting of the shares associated with the PSUs will be accelerated to the earlier to occur of the date that is six months after the change of control (as long as Mr. Mylod is employed by the company on that date) or the date on which Mr. Mylod is terminated “without cause” following a change of control.

2005 and 2003 Restricted Stock.  The restricted stock granted to Mr. Mylod in February 2005 and May 2003 provides for accelerated vesting upon a termination “without cause” or termination for “good reason.”  In such an instance, each unvested share of restricted stock will deemed to be vested on a pro-rata basis based on the time of the applicable restricted period that has elapsed through the date of Mr. Mylod’s termination of employment; in addition, the vesting of one-half of any remaining unvested shares will be accelerated.  In addition, upon a “change of control,” the vesting of all outstanding shares of restricted stock granted in February 2005 to Mr. Mylod will be accelerated to the earlier to occur of the date that is six months after the change of control (as long as Mr. Mylod is employed by the company on that date) or the date on which Mr. Mylod is terminated “without cause” following a change of control.

Messrs. Soder and Millones.

2006 PSUs.  The PSUs granted to Messrs. Soder and Millones in February 2006 would be treated in the same fashion as the PSUs held by Mr. Mylod and described above.

Restricted Stock.  Shares of restricted stock held by Messrs. Soder and Millones do not provide for accelerated vesting upon a termination “without cause” or a termination for “good reason.”  Upon a “change of control,” the vesting of all outstanding shares of restricted stock will be accelerated to the earlier to occur of the date that is six months after the change of control (as long as Mr. Soder and/or Mr. Millones, as applicable, is employed by the company on that date) or the date on which Mr. Soder and/or Mr. Millones, as applicable, is terminated “without cause” following a change of control.

Mr. Norden

Employment Agreement

The employment agreement between Mr. Norden and Booking.com B.V., an indirect majority owned subsidiary of the Company, which was entered into on July 14, 2005, does not have a fixed term and is terminable at will by either party upon due observance of the statutory notice period in The Netherlands, which is currently one month for an employment relationship under five years. The agreement automatically terminates upon Mr. Norden reaching the age of 65.

Termination without “cause.”  Because Mr. Norden’s employment agreement is terminatable at will by either party, the agreement does not specifically provide for payments to Mr. Norden if he were terminated without “cause” (and the term “cause” is not specifically provided for in Mr. Norden’s agreement). However, Mr. Norden’s employment agreement is governed by Dutch law, and under Dutch law, a court has discretion to award severance to an employee depending on the facts and circumstances of the termination of the employee (e.g., the reason for the termination).

For these reasons, it is difficult to ascertain the maximum liability to which Mr. Norden could be entitled if he were terminated without “cause.”  However, a court could potentially award to Mr. Norden a severance payment, in addition to his compensation accrued but unpaid through the date of termination of employment, based on a formula of A x B x C, in which:

A=         the weighed years of service,

B=         the fixed monthly wage payments plus all fixed and agreed salary components (e.g. holiday allowance, bonus payments if those payments are regular), and

C =         adjustment factor (at the discretion of the court, reflecting the special circumstances of the case).

Illness or Other Incapacity to Work.  Should Mr. Norden become unable to perform work due to illness or other medical incapacity, Mr. Norden will be entitled to continued payment of 70% of his most recent gross base salary for a maximum period of 104 weeks commencing on the first day of illness or incapacity.  Such payments will be reduced by financial benefits that Mr. Norden may receive under any contractual or statutory insurance and any other income earned by Mr. Norden.

Other.  Mr. Norden’s employment agreement includes certain non-compete and non-solicitation provisions.

Equity Instruments

Mr. Norden’s priceline.com International Limited Restricted Stock Units.  Mr. Norden owns 15,619 restricted stock units in priceline.com International Limited (“PIL”) which are scheduled to vest on February 1, 2008.  In the event of a transfer of 50% or more of the shares of PIL to a third party, Mr. Norden’s PIL restricted stock units immediately vest and the purchaser of the 50% interest is obligated to offer to purchase Mr. Norden’s shares of PIL on terms no less favorable than the terms offered the seller of the 50% interest.  Furthermore, the seller of the 50% interest can also compel Mr. Norden to sell his shares of PIL on terms no less favorable than the terms offered the seller.  In addition, in the event of a termination of Mr. Norden’s employment without “cause” following a change of control of priceline.com, his PIL restricted stock units would be assured to vest on February 1, 2008.  Based upon the most recent valuation of the shares of PIL at December 31, 2006 (which occurred as of August 2006), Mr. Norden’s PIL restricted stock units carried a value of approximately $1,610,330 on December 31, 2006 (using the exchange rate as of December 31, 2006).

Mr. Norden’s priceline.com Incorporated Restricted Stock Units.  The priceline.com restricted stock units held by Mr. Norden would be treated in the same fashion as the restricted stock held by Messrs. Soder and Millones and described above.

Potential Payments Upon a Change of Control and/or Termination

The following tables estimate the payments required to be made to each of the named executive officer in connection with (a) a termination of their employment upon specified events or (b) a change of control assuming a $43.61 per share price for our common stock (the closing market price on December 29, 2006).  The amounts shown also assume that the termination or change of control was effective December 31, 2006, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives.  Therefore, amounts shown do not reflect, for instance, any changes to base salaries or bonus targets effective in 2007, changes in the cost of health benefit plans and/or equity grants made in 2007.  In addition, amounts shown reflect incremental amounts due to the named executive officer upon the specified event, and do not include amounts that were vested as of December 31, 2006.  The actual amounts paid can only be determined at the time of the termination of the executive’s employment or a change of control.  The terms “cause,” “good reason,” “death” and “disability” have the meanings in the individual employment agreements or equity instruments described above.  In the event of voluntary resignation or retirement on December 31, 2006, the named executive officer would only receive his accrued but unpaid salary through the termination date of employment.

Jeffery H. Boyd

Executive Benefits and Payments Upon Separation or Change of Control	Termination without “Cause” (non-Change of Control) ($)	Termination for “Good Reason” (non-Change of Control) ($)	Termination without “Cause” or for “Good Reason” (Change of Control) ($)	No Termination (Change of Control) ($)	Death or Disability ($)

Severance:
Base Salary and Target Bonus	1,650,000	1,650,000	2,475,000	—	—

Pro Rated Bonus	325,000	325,000	325,000	—	325,000

Equity and Benefits:
Performance Share Units	1,202,561	1,202,561	1,962,450	1,962,450	—
Restricted Stock/ Restricted Stock Units	2,546,676	2,546,676	2,638,405	348,880	—
Stock Options	206,933	206,933	206,933	206,933	—
Health & Welfare(1)	23,672	23,672	35,508	—	11,836
Tax Gross-Up	—	—	—	—	—
Total:	5,954,842	5,954,842	7,643,296	2,518,263	336,836

(1)          Benefit amounts are based on 2006 annual premiums paid by the Company for (a) medical, dental and vision coverage, (b) term life insurance and (c) long-term disability insurance.

Robert J. Mylod Jr.

Executive Benefits and Payments Upon Separation or Change of Control	Termination without “Cause” (non-Change of Control) ($)	Termination for “Good Reason” (non-Change of Control) ($)	Termination without “Cause” or for “Good Reason” (Change of Control) ($)	No Termination (Change of Control) ($)	Death or Disability ($)

Severance:
Base Salary and Target Bonus	1,200,000	1,200,000	1,200,000	—	—

Pro Rated Bonus	200,000	200,000	200,000	—	200,000

Equity and Benefits:
Performance Share Units	—	—	872,200	872,000	—
Restricted Stock/ Restricted Stock Units	976,861	1,003,030	1,003,030	1,003,030	—
Stock Options	—	—	—	—	—
Health & Welfare(1)	11,622	11,622	23,244	—	11,622
Tax Gross-Up	—	—	—	—	—
Total:	2,388,483	2,414,652	3,298,474	1,875,230	211,622

(1)          Benefit amounts are based on 2006 annual premiums paid by the Company for (a) medical, dental and vision coverage, (b) term life insurance and (c) long-term disability insurance.

Chris Soder

Executive Benefits and Payments Upon Separation or Change of Control	Termination without “Cause” (non-Change of Control) ($)	Termination for “Good Reason” (non-Change of Control) ($)	Termination without “Cause” or for “Good Reason” (Change of Control) ($)	No Termination (Change of Control) ($)	Death or Disability ($)

Severance:
Base Salary and Target Bonus	900,000	900,000	900,000	—	—

Pro Rated Bonus	150,000	150,000	150,000	—	150,000

Equity and Benefits:
Performance Share Units	—	—	305,270	305,270	—
Restricted Stock/ Restricted Stock Units	—	—	697,760	697,760	—
Stock Options	—	—	—	—	—
Health & Welfare(1)	11,408	11,408	22,816	—	11,408
Tax Gross-Up	—	—	—	—	—
Total:	1,061,408	1,061,408	2,075,846	1,003,030	161,408

(1)             Benefit amounts are based on 2006 annual premiums paid by the Company for (a) medical, dental and vision coverage, (b) term life insurance and (c) long-term disability insurance.

Stef Norden

Executive Benefits and Payments Upon Separation or Change of Control(1)	Termination without “Cause” (non-Change of Control) ($)	Termination for “Good Reason” (non-Change of Control) ($)	Termination without “Cause” (Change of Control) ($)	No Termination (Change of Control) ($)	Death or Disability ($)

Severance:
Base Salary and Target Bonus	1,010,140	—	1,010,140	—	337,190

Pro Rated Bonus	—	—	—	—	—

Equity and Benefits:
Performance Share Units	—	—	—	—	—
Restricted Stock/ Restricted Stock Units	—	—	290,704	290,704	—
PIL Restricted Stock Units (2)	—	—	1,610,330	1,610,330	—
Stock Options	—	—	—	—	—
Health & Welfare	—	—	—	—	—
Tax Gross-Up	—	—	—	—	—
Total:	1,010,140	—	2,911,174	1,901,034	327,190

(1)             Mr. Norden’s compensation is translated into U.S. dollars using the exchange rates in effect on December 31, 2006, which was 1.9586 U.S. dollars to British Pounds and 1.31426 U.S. dollars to Euros.  As described in more detail in the summary of Mr. Norden’s employment agreement above, the amounts owed to Mr. Norden would be significantly dependent on the facts and circumstances of the termination and subject to the discretion of a Dutch court.  The “Base Salary and Target Bonus” amounts are a good faith estimate of the maximum severance that could be payable to Mr. Norden.

(2)             The column “Termination without ‘Cause’ (Change of Control)” in the table above estimates the value of Mr. Norden’s PIL restricted stock units in the event of a change of control of priceline.com Incorporated on December 31, 2006.  The column “No Termination (Change of Control)” in the table above estimates the value of Mr. Norden’s PIL restricted stock units in the event of a transfer of 50% or more of the shares of PIL to a third party on December 31, 2006.  See “Mr. Norden’s priceline.com International Limited Restricted Stock Units” on page 29 for a description of the vesting provisions associated with the PIL restricted stock units.

Peter J. Millones

Executive Benefits and Payments Upon Separation or Change of Control	Termination without “Cause” (non-Change of Control) ($)	Termination for “Good Reason” (non-Change of Control) ($)	Termination without “Cause” or for “Good Reason” (Change of Control) ($)	No Termination (Change of Control) ($)	Death or Disability ($)

Severance:
Base Salary and Target Bonus	715,000	715,000	715,000	—	—

Pro Rated Bonus	82,500	82,500	82,500	—	82,500

Equity and Benefits:
Performance Share Units	—	—	436,100	436,100	—
Restricted Stock/ Restricted Stock Units	—	—	414,295	414,295	—
Stock Options	—	—	—	—	—
Health & Welfare(1)	11,355	11,355	22,710	—	11,355
Tax Gross-Up	—	—	472,912	—	—
Total:	808,855	808,855	2,143,517	850,395	93,855

(1)             Benefit amounts are based on 2006 annual premiums paid by the Company for (a) medical, dental and vision coverage, (b) term life insurance and (c) long-term disability insurance.

Note to the Tables Above.  Under applicable SEC rules, the Company is required to estimate the potential payments to each of the named executive officers upon termination or change of control assuming the event occurred on December 31, 2006, the last day of the Company’s most recently-completed fiscal year.  However, the payments to named executive officers could differ if the triggering event were to occur on or after January 1, 2007.

For instance, under the terms of the PSUs, if a termination without “cause” occurred on or prior to December 31, 2006, certain of the named executive officers — Messrs. Mylod, Soder and Millones — would receive no shares of priceline.com common stock.  Therefore, the tables above assume that no shares of priceline.com common stock will be delivered to these executives in such a scenario.  However, as described above, if a termination without “cause” occurs on or after January 1, 2007, the performance multiplier to be applied to a pro rata portion (based on the length of the performance period that has elapsed) of each executive’s “target” PSU grant could range from 0 to 3x, depending on the company’s performance through the most recently completed fiscal quarter against a “peer” group of companies.  Currently, based on the company’s financial performance through the first year of the performance period, the performance multiplier would be 3x.  If the performance multiplier were 3x, the amounts in the column “Termination without ‘Cause’ (non-Change of

Control)” for the row “Performance Share Units” in the tables above would be as follows for Messrs. Mylod, Soder and Millones:  Mr. Mylod ($872,200), Mr. Soder ($305,270), and Mr. Millones ($436,100).

In addition, with respect to the PSUs, if a change of control occurred on or prior to December 31, 2006, the named executive officers, other than Mr. Norden (who does not hold PSUs), would be entitled to receive his “target” grant.  Therefore, the tables above assume that, in such a scenario, the “target” number of shares of priceline.com common stock is delivered to the executive.  However, if a change of control occurs on or after January 1, 2007, the performance multiplier to be applied to each executive’s “target” PSU grant could range from 0 to 3x, depending on the company’s performance through the most recently completed fiscal quarter against a “peer” group of companies.  If the performance multiplier were 3x, the amounts in each of the columns “Termination without ‘Cause’ or for ‘Good Reason’ (Change of Control)” and “No Termination (Change of Control)” for the row “Performance Share Units” in the tables above would be as follows:  Mr. Boyd ($5,887,350), Mr. Mylod ($2,616,600), Mr. Soder ($915,810), and Mr. Millones ($1,308,300).

Equity Plans

The Company has three primary equity compensation plans: the 1997 Omnibus Plan, the 1999 Omnibus Plan, as amended, and the 2000 Employee Stock Option Plan (together, the “Plans”).  The Company no longer issues equity awards under the 2000 Employee Stock Option Plan.  Under the terms of each of the Plans, the Compensation Committee of the Board of Directors is granted broad authority to, among other things, grant equity awards and determine the terms, conditions and restrictions relating to those equity awards.  All stock options granted under the 2000 Employee Stock Option Plan provide for accelerated vesting in the event of a Change of Control (as defined in the 2000 Employee Stock Option Plan) and certain equity awards granted under the 1997 Omnibus Plan and 1999 Omnibus Plan, as amended, provide for the accelerated vesting of those equity awards in the event of a Change of Control (as defined in the relevant plan).

2006 Non-Employee Director Compensation and Benefits

Directors who are also employees of priceline.com receive no additional compensation for serving on the Board of Directors.

• Non-employee Directors.  In 2006, non-employee directors received an annual retainer of $25,000; effective January 1, 2007, non-employee Directors receive an annual retainer of $35,000.  Non-employee directors also receive an annual grant of 2,000 shares of priceline.com restricted common stock.  The restricted stock will vest over a four year period; the vesting of the shares of restricted stock will accelerate if, among other things, the director is not re-nominated for election to the Board of Directors, the director retires after the age of 65 or becomes disabled, or if there is a “change of control” of priceline.com.

• “Independent” Directors.  The Company requires that all “independent” Directors hold at least 2,000 shares of priceline.com common stock (unrestricted or restricted) while they are members of the Company’s Board of Directors.  In addition, each “independent” Director will receive a grant of 2,000 shares of restricted common stock at the time that he or she joins the Board of Directors.

• Committees.  The Chairperson of the Company’s Audit Committee receives a retainer of $12,500 a year and the Chairperson of the Company’s Compensation Committee receives a retainer of $6,250 a year.  Effective January 1, 2007, the Chairperson of the Nominating and Corporate Governance Committee’s retainer was increased from $3,500 a year to $5,000.  Each director receives a fee of $1,250 for each committee meeting attended.

• Chairman of the Board.  The Chairman of the Company’s Board of Directors, in addition to compensation received as a director, receives an annual fee of $25,000 and an annual grant of 2,000 shares of restricted stock.

The Company reimburses non-employee Directors for all travel and other expenses incurred in connection with attending Board of Directors and committee meetings.

The following table shows compensation paid during 2006 to all non-employee directors serving at the end of fiscal 2006.

	Director Compensation
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)

Ralph M. Bahna Chairman of the Board	56,250	32,375	173,420	262,045
Howard W. Barker, Jr. Director	61,250	22,963	83,345	167,558
Jeffrey E. Epstein Director	50,000	22,963	87,234	160,197
James M. Guyette Director	41,000	22,963	87,902	151,865
Dominic Lai Director	23,438	9,413	82,923	115,774
Nancy B. Peretsman Director	25,000	9,413	82,923	117,336
Craig W. Rydin Director	46,250	20,683	63,989	130,922
Ian Wade Director	23,438	9,413	82,923	115,774

(1)             This column reports the amount of cash compensation earned in 2006 for Board and committee service.

(2)             This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the grant date fair value of restricted stock granted in 2006 as well as prior fiscal years.  For additional information, including the assumptions used in connection with this valuation, please refer to notes 1 and 4 of the priceline.com financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission.  These amounts reflect the company’s accounting expense for these awards, and do not correspond to the actual value, if any, that will be recognized by the non-employee directors.  As of year-end 2006, the following directors held the following aggregate number of shares of restricted stock, respectively: Bahna (5,000), Barker (3,000), Epstein (3,000), Guyette (3,000), Lai (0), Peretsman (2,000), Rydin (3,500) and Wade (0).  The full grant date fair value of 2006 awards to directors were:  Bahna ($90,360), Barker ($45,180), Epstein ($45,180), Guyette ($45,180), Lai ($45,180), Peretsman ($45,180), Rydin ($45,180) and Wade ($45,180).

(3)             This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted to each of the named executive officers in prior fiscal years.  The company did not grant any stock options in 2006.  For additional information, including the assumptions used in connection with this valuation, please refer to notes one and four of the priceline.com Incorporated financial statements in the Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission.  These amounts reflect the company’s accounting expense for these awards, and do not correspond to the actual value, if any, that will be recognized by the non-employee directors.  As of year-end 2006, the following directors held the following aggregate number of stock options, respectively: Bahna (50,873), Barker (22,666), Epstein (22,666), Guyette (19,333), Lai (21,553), Peretsman (32,873), Rydin (16,000) and Wade (24,886).

Compensation Committee Interlocks and Insider Participation

As noted above, the Compensation Committee is comprised of three non-employee directors: Messrs. Epstein, Guyette and Rydin.  No member of the Compensation Committee is or was formerly an officer or an employee of the Company.  No interlocking relationship exists between the Board of Directors or Compensation Committee and the board of directors or the compensation committee of any other company, nor has such interlocking relationship existed in the past.

Certain Relationships and Related Transactions

Review and Approval or Ratification of Related Party Transactions.

The Audit Committee of the Board of Directors review all relationships and transactions in which the Company participates and in which any related person has a direct or indirect material interest and the transaction involves or is expected to involve payments of $120,000 or more in the aggregate per fiscal year.  The Company’s legal staff is primarily responsible for gathering information from the directors and executive officers.  Related person transactions are generally identified in:

•                  questionnaires annually distributed to the Company’s directors and executive officers;

•                  certifications submitted annually by the Company’s executive officers and directors related to their compliance with the Company’s Code of Business Conduct and Ethics; and

•                  communication made directly by the related person to the General Counsel

As required under Securities and Exchange Commission rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s proxy statement.  In addition, the Audit Committee reviews and approves or ratifies any related person transaction that is required to be disclosed.  In the course of its review and approval or ratification of a disclosable related party transaction, the Audit Committee will consider:

•                  the nature of the related person’s interest in the transaction;

•                  the material terms of the transaction, including, without limitation, the amount and type of transaction;

•                  the importance of the transaction to the related person;

•                  the importance of the transaction to the company;

•                  whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the company; and

•                  any other matters the committee deems appropriate.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting that considers the transaction.  This process is included in the Company’s Corporate Governance Principles, which is available on the Investor Relations section of the Company’s website (www.priceline.com) under the tab “Corporate Governance.”

Hutchison Whampoa Limited and Cheung Kong (Holdings) Limited

Hutchison Whampoa Limited and Cheung Kong (Holdings) Limited, which is a 49.97% shareholder of Hutchison Whampoa Limited, owned a significant percentage of the Company’s outstanding common stock throughout most of 2006 and had the right to appoint up to three representatives to the Board of Directors.  Ian F. Wade and Dominic Kai Ming Lai were Hutchison Whampoa Limited’s representatives on the Board of Directors during 2006.

In June 2000, the Company entered into definitive agreements with subsidiaries of Hutchison Whampoa Limited to introduce the Company’s services to several Asian markets.  Under the terms of the agreements, the Company licenses its business model and provides its expertise in technology, marketing and operations to Hutchison-Priceline Limited.  Hutchison-Priceline Limited reimburses the Company for the cost of services provided and is required to pay the Company a licensing fee for any year in which Hutchison-Priceline Limited achieves profitability.  The Company and Hutchison Whampoa Limited currently own approximately 15% and 85%, respectively, of the outstanding equity securities of Hutchison-Priceline Limited.  Jeffery H. Boyd, the Company’s President and Chief Executive Officer, is priceline.com’s representative on the board of directors of Hutchison-Priceline Limited.

Pricelinemortgage.com

The Company offers home financing services through pricelinemortgage.com, a broker and/or lender of residential mortgage loans that utilizes the Company’s Name Your Own Price® business model.  The Company owns a 49% equity interest in pricelinemortgage.com and holds two seats on its board of directors.  Pricelinemortgage.com is controlled by EverBank, a federally chartered savings association supervised by the Office of Thrift Supervision and a wholly owned subsidiary of EverBank Financial Corp.  EverBank Financial Corp provides management services to pricelinemortgage.com, including the procurement of personnel and office space and assistance in obtaining regulatory approvals.  At December 31, 2006, the carrying value of the Company’s investment in pricelinemortgage.com was $9.5 million.  The Company earned advertising fees from pricelinemortgage.com of approximately $22,000 in 2006.  Robert J. Mylod Jr., the Company’s Chief Financial Officer, is a director of, and an investor in, EverBank Financial Corp, the parent company of EverBank, as well as a director of EverBank.  In 1997, Mr. Mylod invested $50,000 in Alliance Capital Partners Inc., the predecessor entity to EverBank Financial Corp and his investment represents less than 1/10th of one percent of EverBank Financial Corp’s outstanding common stock.

Nancy Peretsman

Allen & Company LLC.  In connection with its stock repurchase program, the Company used Allen & Company LLC as its broker.  During 2006, the Company repurchased 216,228 shares of its common stock through Allen & Company LLC and paid Allen & Company LLC $6,487 in commissions.  From time to time, Allen & Company LLC has advised the Company on certain financial and strategic issues.  Nancy B. Peretsman is a Managing Director of Allen & Company LLC.

Morgan Stanley.  Nancy B. Peretsman’s husband is Robert W. Scully, the Co-President of Morgan Stanley.  In 2006, the Company paid Morgan Stanley approximately $100,000 for cash management services.  In addition, during 2006, Morgan Stanley was a counter party to currency hedging arrangements with a net settlement value of approximately $577,000; the fees earned by Morgan Stanley in connection with those arrangements were approximately $18,000.  These transactions were conducted on an arms length basis.

Club Quarters

Ralph Bahna, Chairman of the Company’s Board of Directors, has been a stakeholder in and President of Masterworks Development Corp., a general partnership founded to develop an international group of hotels named Club Quarters, since 1992.  During the year ended December 31, 2006, priceline.com customers purchased hotel room nights offered by Club Quarters.  The room nights sold by Club Quarters to priceline.com customers (including customers of the company’s subsidiaries) during 2006 represented approximately 0.11% of the total hotel room nights sold by all hotel suppliers through priceline.com, including its subsidiaries, during 2006.  Club Quarters generated approximately $2.5 million in bookings in connection with the sales of hotel room nights through priceline.com (and its subsidiaries) in 2006, which represented significantly less than five percent of Club Quarters’ consolidated gross revenues in 2006.

Other Transactions

The Company has granted registration rights to certain stockholders and warrant holders, including Richard S. Braddock, the Company’s former Chairman, Jay S. Walker, priceline.com’s founder, and certain affiliates of Mr. Walker including Walker Digital and The Jay S. Walker Irrevocable Credit Trust, investment entities affiliated with General Atlantic Partners, LLC, Vulcan Ventures Incorporated, Delta Air Lines, Inc., Hutchison Whampoa Limited and Cheung Kong (Holdings) Limited.  Up to all of the shares held by said stockholders, exclusive of options granted to them under the 1999 Omnibus Plan and the 1997 Omnibus Plan or acquired in the public market, are entitled to registration rights.  Additional shares acquired by these individuals or entities while an affiliate of the Company may also be entitled to registration rights under the registration rights agreements.  In addition, the holders of the securities registrable pursuant to the agreements may be entitled under the agreements, subject to certain limitations, to require the Company to include their registrable securities in future registration statements the Company files.  Registration of shares of common stock pursuant to the rights granted in these agreements will result in such shares becoming freely tradeable without restriction under the Securities Act of 1933.  All registration expenses incurred in connection with the above registrations will be borne by the Company.

Proposal 2

Ratification of Selection of Independent Registered Public Accounting Firm

We have selected Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.  We are submitting our selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting.  Deloitte & Touche LLP has audited our financial statements since July 1997.  We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions.

The Company’s Bylaws do not require that the stockholders ratify the selection of our independent registered public accounting firm.  However, we are submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice.  If the stockholders do not ratify the selection, the Board of Directors and the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP.  Even if the selection is ratified, the Board of Directors and the Audit Committee in their discretion may change the appointment at any time during the year, if we determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the outstanding shares present, in person or represented by proxy, and entitled to vote at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.  The Board of Directors recommends a vote FOR Proposal 2.

Report of the Audit Committee of the Board of Directors

The Audit Committee has the responsibility to, among other things, oversee and review the preparation of the Company’s consolidated financial statements, the Company’s system of internal controls and the qualifications, independence and performance of its independent registered public accounting firm.  The Audit Committee has the sole authority and responsibility to select, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm.  The specific duties and responsibilities of the Audit Committee are described in the charter of the Audit Committee, which is available in the Investor Relations section of the Company’s website (www.priceline.com) under the Corporate Governance tab.  Each member of the Audit Committee is an independent director as determined by priceline.com’s Board of Directors, based on the NASDAQ Stock Market’s listing rules.  Each member of the committee also satisfies the Securities and Exchange Commission’s additional independence requirements for members of audit committees.  In addition, the Company’s Board of Directors has determined that Howard W. Barker, Jr. is an “audit committee financial expert,” as defined by SEC rules.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of the consolidated financial statements in accordance with generally accepted accounting principles.  The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon.  The Audit Committee’s responsibility is to oversee and review these processes.   The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance or professional opinion as to the sufficiency of the external audits, whether the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles or on the effectiveness of the system of internal control.

The Audit Committee met fourteen times in 2006.

Review and Discussions with Management

The Audit Committee has reviewed and discussed priceline.com’s audited financial statements for the three years ended December 31, 2006 with management.

Review and Discussions with Independent Accountants

The Audit Committee has discussed with Deloitte & Touche LLP, priceline.com’s independent registered public accounting firm, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards) which includes, among other items, matters related to the conduct of the audit of priceline.com’s financial statements.

The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committee) and has discussed with Deloitte & Touche LLP its independence with respect to priceline.com.  In addition, the Audit Committee has considered whether Deloitte & Touche LLP’s provision of non-audit services is compatible with maintaining their independence.  The Audit Committee’s meetings include, whenever appropriate, executive sessions with Deloitte & Touche LLP without the presence of the Company’s management.

Conclusion

Based on the review and discussions referred to above, and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm, the Audit Committee recommended to priceline.com’s Board of Directors that priceline.com’s audited financial statements and management’s assessment of internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

SUBMITTED BY THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

Howard W. Barker, Jr., Chairman
Jeffrey E. Epstein
Craig W. Rydin

Auditor Independence

Deloitte & Touche LLP are the Company’s independent registered public accounting firm.  The aggregate fees billed for professional services by Deloitte & Touche LLP in 2006 and 2005 were as follows:

Audit Fees.  The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for the audit of the Company’s consolidated financial statements included in Form 10-K, review of financial statements included in Form 10-Qs, audit of management’s assessment of internal controls as of December 31, 2006, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, were $1,667,608 for the year ended December 31, 2006 and $1,218,900 for the year ended December 31, 2005.

Audit Related Fees.  The aggregate fees billed for assurance and related services by Deloitte & Touche LLP that are reasonably related to the performance of the audit or review of priceline.com’s financial statements and are not reported under “Audit Fees” above were $26,250 for the year ended December 31, 2006 and $23,195 for the year ended December 31, 2005.   Audit Related services included services for matters such as audits of employee benefit plans.

Tax Fees.  The aggregate fees billed for professional services rendered by Deloitte & Touche LLP for tax compliance, tax advice and tax planning were $420,789 for the year ended December 31, 2006 and $441,855 for the year ended December 31, 2005.  Tax related services included preparation and review of tax returns and consultation related to tax strategies and planning, compliance and state and local tax regulatory matters.

All Other Fees.  There were no fees billed by Deloitte & Touche LLP for other services rendered during the years ended December 31, 2006 and 2005.

Pre-Approval Policies and Procedures.  The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit work performed by Deloitte & Touche LLP.  All audit related services, tax services and other services must be pre-approved by the Audit Committee.  In accordance with the Company’s policy and applicable SEC rules and regulations, the Audit Committee or its Chairperson pre-approves services provided to the Company by Deloitte & Touche LLP (“Auditor Services”).  Pre-approval is detailed as to the particular service or category of services.  If Auditor Services are required prior to a regularly scheduled Audit Committee meeting, the Audit Committee Chairperson is authorized to approve such services, provided that they are consistent with the Company’s policy and applicable SEC rules and regulations, and that the full Audit Committee is advised of such services at the next regularly scheduled Audit Committee meeting.  Deloitte & Touche LLP and management periodically report to the Audit Committee regarding the extent of the Auditor Services provided by Deloitte & Touche LLP in accordance with this pre-approval, and the fees for the Auditor Services performed to date.  All audit related services, tax services and other services described above were pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters are properly brought before the meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

The Board Of Directors recommends a vote FOR each of the nominees for director listed below. The Board Of Directors recommends a vote FOR Proposal 2.	Please Mark Here for Address	☐
Change or Comments
SEE REVERSE SIDE

Proposal 1:	To elect seven directors to hold office until the next annual meeting of stockholders or until their respective successors are elected and qualified.

Nominees:
01 Jeffery H. Boyd	02 Ralph M. Bahna	FOR all nominees	WITHHOLD
03 Howard W. Barker, Jr.	04 Jeffrey E. Epstein	listed (except as	AUTHORITY
05 James M. Guyette	06 Nancy B. Peretsman	marked to the	to vote for all
07 Craig W. Rydin		contrary)	nominees listed
		☐	☐

To withhold authority to vote for any nominee, write that nominee’s name below:

		FOR	AGAINST	ABSTAIN
Proposal 2:	To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for our fiscal year ending December 31, 2007.	☐	☐	☐

PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE THAT IS POSTAGE PREPAID IF MAILED IN THE U.S.	TO HELP OUR PREPARATIONS FOR THE MEETING, PLEASE CHECK HERE

EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN
PERSON IF YOU ATTEND THE ANNUAL MEETING. HOWEVER, IF YOUR
SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER
NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN
FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

IF YOU PLAN TO ATTEND ☐

Signature	Signature	Date

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

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WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET		TELEPHONE
http://www.proxyvoting.com/pcln		1-866-540-5760
Use the internet to vote your proxy.	OR	Use any touch-tone telephone to
Have your proxy card in hand		vote your proxy. Have your proxy
when you access the web site.		card in hand when you call

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials,

investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect®

at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

Electronic versions of the priceline.com Incorporated Annual Report and Proxy Statement are available at www.priceline.com under Investor Relations.

If you have not received printed copies of the Annual Report and Proxy Statement along with this proxy card, you indicated your consent on last year’s proxy card to no longer receive these materials.

priceline.com Incorporated

PROXY SOLICITED BY BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 6, 2007

The undersigned hereby appoints ROBERT J. MYLOD JR. and PETER J. MILLONES, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of priceline.com Incorporated that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of priceline.com Incorporated to be held on Wednesday, June 6, 2007, at 2:00 p.m. local time, at the DoubleTree Hotel, 789 Connecticut Avenue, Norwalk, Connecticut 06854, and at any and all continuations and adjournments of that meeting, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS YOU INDICATE OTHERWISE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS.

Address Change/Comments (Mark the corresponding box on the reverse side)

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To commence printing on this proxy card please sign, date and fax this card to: 732-802-0260

SIGNATURE:	DATE:

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(THIS BOXED AREA DOES NOT PRINT)			Registered Quantity 900.00